Exhibit 4.1

INMARSAT FINANCE II PLC

AND THE GUARANTOR PARTY HERETO

10 3/8 % SENIOR DISCOUNT NOTES DUE 2012

INDENTURE

Dated as of November 24, 2004

The Bank of New York

Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section		Indenture Section
310	(a)(1)	7.11
	(a)(2)	7.11
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.11
	(b)	7.11
	(c)	N.A.
311	(a)	7.12
	(b)	7.12
	(c)	N.A.
312	(a)	2.05
	(b)	13.03
	(c)	13.03
313	(a)	7.07
	(b)(1)	10.02
	(b)(2)	7.07; 7.08
	(c)	7.07; 13.02
	(d)	7.07
314	(a)	13.05
	(b)	10.02
	(c)(1)	N.A.
	(c)(2)	N.A.
	(c)(3)	N.A.
	(d)	10.02, 10.03, 10.04
	(e)	13.05
	(f)	N.A.
315	(a)	N.A.
	(b)	N.A.
	(c)	N.A.
	(d)	N.A.
	(e)	N.A.
316	(a) (last sentence)	N.A.
	(a)(1)(A)	N.A.
	(a)(1)(B)	N.A.
	(a)(2)	N.A.
	(b)	N.A.
	(c)	N.A.
317	(a)(1)	N.A.
	(a)(2)	N.A.
	(b)	N.A.
318	(a)	N.A.
	(b)	N.A.
	(c)	13.01

N.A. means not applicable.

*  This Cross Reference Table refers to the period from and after the consummation of an exchange offer pursuant to the Registration Rights Agreement only, and is not part of this Indenture.

i

EXHIBITS

Exhibit A	FORM OF GLOBAL NOTE
Exhibit B	FORM OF DEFINITIVE REGISTERED NOTE
Exhibit C	FORM OF CERTIFICATE OF TRANSFER
Exhibit D	FORM OF CERTIFICATE OF EXCHANGE
Exhibit E	FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit F	FORM OF NOTATION OF GUARANTEE
Exhibit G	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

INDENTURE dated as of November 24, 2004 among Inmarsat Finance II plc, a public limited company incorporated under the laws of England and Wales with registered number 5280523 (the “Issuer”), the Parent Guarantor (as defined below) and The Bank of New York, as trustee (the “Trustee”).

The Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 10 3/8% Senior Notes due 2012 (the “Notes”):

ARTICLE 1.

DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01                                Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Private Placement Legend and the Dutch Legend, and deposited with the Book-Entry Depositary that will be issued in bearer form and in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Accreted Value” means, as of any date (the “Specified Date”), the amount provided below for each $1,000 principal amount at maturity of Notes:

(1)                                  if the Specified Date occurs on one of the following dates (each, a “Semi-Annual Accrual Date”), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
May 15, 2005	$701.86
November 15, 2005	$738.27
May 15, 2006	$776.57
November 15, 2006	$816.85
May 15, 2006	$859.23
November 15, 2007	$903.80
May 15, 2008	$950.68

(2)                                  if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the initial offering price of each Note (which, for purposes of this definition is deemed to be $668.90 per $1,000 principal amount at maturity of the Notes) and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such initial offering price multiplied by (y) a fraction, the numerator of which is the number of days elapsed from the Issue Date to the Specified Date, using a 360-day year comprised of twelve 30-day months, and the denominator of which is the number of days from the Issue Date to the first Semi-Annual Date, using a 360-day year comprised of twelve 30-day months;

(3)                                  if the Specified Date occurs between two Semi-Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date multiplied by (y) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year comprised of twelve 30-day months, and the denominator of which is 180; or

(4)                                  if the Specified Date occurs on or after the Full Accretion Date, the Accreted Value will equal $1,000.

“Acquired Debt” means, with respect to any specified Person:

(1)                                  Indebtedness of any other Person existing at the time such other Person is merged, consolidated, amalgamated or otherwise combined with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging, consolidating, amalgamating or otherwise combining with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)                                  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” has the meaning assigned to it in the Registration Rights Agreement.

“Additional Notes” has the meaning set out in Section 2.13.

“Adjusted Consolidated Net Income” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus accretion of the redemption price of and/or the accrual of non-cash interest on any Subordinated Shareholder Funding of such Person for such period.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that Beneficial Ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition: (i) the terms “controlling,” “controlled by” and “under common control with” have correlative meanings and (ii) ”Affiliate” shall include funds advised by the specified Person.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Apax Funds” means Apax V—A Holdco Limited, Apax V—A Holdco 2 Limited, Apax Europe V—A L.P., Apax Europe V—B, L.P., Apax Europe V—C, GmbH & Co. KG, Apax Europe V—D, L.P., Apax Europe V—E, L.P., Apax Europe V—F, C.V., Apax Europe V—G, C.V., Apax Europe V—1, L.P. and Apax Europe V—2, L.P.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of: (i) 1.0% of the Accreted Value of the Note; or (ii) if greater, the excess of (a) the present value at such redemption date of (I) the redemption price of the Note at November 15, 2008 (such redemption price being set forth in the table appearing under Section 3.07(c)), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the Accreted Value of the Note on such redemption date.

“Applicable Procedures” means, with respect to any transfer or exchange of or for Book-Entry Interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Inmarsat Holdings Limited and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 and/or Section 5.01 and not by Section 4.10; and (ii) the issuance of Equity Interests in any Restricted Subsidiary of Inmarsat Holdings Limited or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale: (i) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million; (ii) a transfer of assets between or among Inmarsat Holdings Limited and its Restricted Subsidiaries, (iii) an issuance of Equity Interests by a Restricted Subsidiary of Inmarsat Holdings Limited to Inmarsat Holdings Limited or to a Restricted Subsidiary of Inmarsat Holdings Limited; (iv) the sale or lease of products (including, for the avoidance of doubt, user terminals), services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business; (v) the sale or other disposition of cash or Cash Equivalents; (vi) a Restricted Payment that does not violate Section 4.07 or a Permitted Investment; (vii) the waiver, compromise, settlement, release or surrender of any right or claim in the ordinary course of business; (viii) the sale or other disposition of assets received by Inmarsat Holdings Limited or any of its Restricted Subsidiaries in compromise or settlement of claims of Inmarsat Holdings Limited or any of its Restricted Subsidiaries; provided however that the net cash proceeds of such sale or disposition are applied in accordance with Section 4.10; and (ix) the leasing of satellite capacity in the ordinary course of business.

“Assignment Agreement” means the assignment agreement, dated the Issue Date, between Inmarsat Holdings Limited, as assignor, and the Trustee, for the benefit of the Holders, as assignee, by which a first priority Lien on the existing Subordinated Intercompany Funding Loan is created to secure the Parent Guarantor’s Guarantee of the Notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Law” means Title 11, U.S. Code or any similar law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means (i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership; (iii) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (iv) with respect to any other Person, the board or committee of such Person serving a similar function.  Unless otherwise stated herein, all references to the “Board of Directors” shall be to the Board of Directors of Inmarsat Holdings Limited.

“Book-Entry Depositary” means the book-entry depositary designated by the Issuer to act as such pursuant to the Deposit Agreement, together with its successors and assigns.

“Book-Entry Interest” means an indirect beneficial interest in a Global Note held through a corresponding CDI and shown on, and transferred only through, records maintained in book-entry form by the Depositary.

“Bridge Facility Agreement” means the bridge facility agreement dated October 10, 2003, by and among Duchessgrove Limited, Grapeclose Limited, as borrower, the guarantors named on the signature pages thereto, Credit Suisse First Boston, Barclays Capital and The Royal Bank of Scotland plc, as mandated lead arrangers and bookrunners, Credit Suisse First Boston, as agent, and Barclays Bank plc, as security trustee.

“Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital or finance lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)                                  United States dollars, Pounds Sterling and/or Euro;

(2)                                  securities (i) issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality of the U.S. government (provided that the full faith and credit of the United States is pledged in support of those securities), or (ii) which are denominated in Euros or pounds sterling and are issued by, or directly and fully guaranteed or insured by a member of the European Union on the Issue Date, or any agency or instrumentality thereof, in each case having maturities of not more than six months from the date of acquisition;

(3)                                  certificates of deposit, time deposits and other bank deposits in U.S. dollars, pounds sterling or euro with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any Senior Lender or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating of A-1/P-1 or better from Moody’s and S&P;

(4)                                  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                                  commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6)                                  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“CDI” means a certificateless depositary interest in the Global Notes issued pursuant to the Deposit Agreement.

“Change of Control” means the occurrence of any of the following:

(1)                                  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, consolidation, amalgamation or other business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of Inmarsat Holdings Limited and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)                                  prior to the initial public offering of Inmarsat Holdings Limited or any Holdco thereof, the first date on which (a) the Permitted Holders and their Related Parties cease to Beneficially Own, directly or indirectly through one or more Subsidiaries, more than 50% of the Voting Stock of Inmarsat Holdings Limited and such Holdco (measured by voting power rather than by number of shares) or (b) the Principals and their Related Parties cease to Beneficially Own, directly or indirectly, more than 80% of the Voting Stock of Inmarsat Holdings Limited and such Holdco (measured by voting power rather than by number of shares) owned by all Permitted Holders and their Related Parties, taken as a whole;

(3)                                  after the initial public offering of Inmarsat Holdings Limited or any Holdco thereof, the first date on which (a) the Principals and their Related Parties cease to Beneficially Own, directly or indirectly through one or more Subsidiaries, more than 30% of the Voting Stock of Inmarsat Holdings Limited and such Holdco (measured by voting power rather than by number of shares) and (b) any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more of the Voting Stock of Inmarsat Holdings Limited or the Holdco than is at the time Beneficially Owned by the Principals and their Related Parties in the aggregate;

(4)                                  the first day on which a majority of the members of the Board of Directors of Inmarsat Holdings Limited or any Holdco of it are not Continuing Directors; or

(5)                                  the first day on which Inmarsat Group Holdings Limited ceases to own, directly or indirectly through Subsidiaries, 100% of the outstanding Equity Interests of Inmarsat Holdings Limited or the Issuer.

“City Road Property” means the property located at 99 City Road, London EC1Y 1AX, England.

“Clearstream” means Clearstream Banking, S.A.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)                                  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)                                  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)                                  depreciation, amortization and any other non-cash items of such Person and its Restricted Subsidiaries for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period), including amortization of capitalized debt issuance costs for such period and any non-cash compensation expense realized for grants of stock options or other rights to officers, directors and employees, all of the foregoing determined on a consolidated basis in accordance with GAAP; minus

(4)                                  to the extent they increase Consolidated Net Income, net after-tax exceptional or non-recurring gains; plus

(5)                                  to the extent they decrease Consolidated Net Income, net after-tax exceptional or non-recurring losses (other than after-tax exceptional or non-recurring losses relating to an Event of Loss (net of after-tax gains relating to the recovery of Event of Loss Proceeds resulting from such Event of Loss)); minus

(6)                                  to the extent they increase Consolidated Net Income, non-cash items (including the partial or entire reversal of reserves taken in prior periods, but excluding reversals of accruals or reserves for cash charges taken in prior periods and excluding the accrual of revenue in the ordinary course of business) for such period;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the relevant Person will be added to Consolidated Net Income to compute Consolidated Cash Flow of the relevant Person only in the same proportion as the relevant Restricted Subsidiary’s Net Income was included in Consolidated Net Income.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)                                  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)                                  the Net Income of any Restricted Subsidiary of such person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders (save as a consequence of a Permitted Restriction);

(3)                                  the cumulative effect of a change in accounting principles will be excluded;

(4)                                  any exceptional or non-recurring gain relating to the recovery of Event of Loss Proceeds (net of any after-tax exceptional or non-recurring loss resulting from the related Event of Loss) will be excluded;

(5)                                  notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(6)                                  any expenses, charges or other costs related to the Transactions (including amortization of any such expenses, charges or other costs that have been capitalized) will be excluded; and

(7)                                  any exceptional or non-recurring loss arising from an Event of Loss (net of any after-tax exceptional or non-recurring gains relating to the recovery of Event of Loss Proceeds resulting from such Event of Loss) related to the first loss of an Inmarsat-4 satellite will be excluded, provided that such loss will be excluded only if, after such Event of Loss, at least one Inmarsat-4 satellite has been accepted in orbit and is covered by in-orbit insurance on a net book value basis maintained by Inmarsat Holdings Limited and its Restricted Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the relevant Person who (i) was a member of such Board of Directors on the Issue Date; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Senior Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit B.

“Deposit Agreement” means the note deposit agreement, dated the Issue Date, among the Book-Entry Depositary, the Trustee, the Issuer and the Parent Guarantor.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form or the CDIs related thereto, the Person specified in Section 2.03 hereof as the Depositary, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Shares” means any Equity Interests that, by their terms (or by the terms of any security into which they are convertible, or for which they are exchangeable, in each case at the option of the holder of the Equity Interests), or upon the happening of any event, mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Shares solely because the holders of the Disqualified Shares have the right to require Inmarsat Holdings Limited to repurchase such Disqualified Shares upon the occurrence of a change of control or an asset sale will not constitute Disqualified Shares if the terms of such Disqualified Shares provide that Inmarsat Holdings Limited may not repurchase or redeem any such Disqualified Shares pursuant to such provisions unless such repurchase or redemption complies with Section 4.07.

“DTC” means The Depository Trust Company.

“Dutch Legend” means the legend set forth in Section 2.06(g)(3), which is required to be placed on all Notes.

“Equity Interests” means Share Capital and (i) all warrants, options or other rights to acquire Share Capital (but excluding any Indebtedness that is convertible into, or exchangeable for, Share Capital) and (ii) for purposes of clause (2) of Section 4.07(a), the Subordinated Preference Certificates (or any similar instrument)).

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Loss Proceeds” means, with respect to any Event of Loss, all satellite insurance proceeds received by Inmarsat Holdings Limited or any of its Restricted Subsidiaries in connection with such Event of Loss, after:

(1)                                  provision for all income or other taxes measured by or resulting from such Event of Loss,

(2)                                  payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

(3)                                  payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the satellite that is the subject of such Event of Loss,

(4)                                  provision for payments to Persons who own an interest in the satellite (including any transponder thereof) in accordance with the terms of the agreement(s) governing the ownership of such interest by such Person (other than payments to insurance carriers required to be made based on the future revenues generated from such satellite),

(5)                                  deduction of appropriate amounts to be provided by Inmarsat Holdings Limited or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the satellite that was the subject of the Event of Loss, and

(6)                                  excluding Excluded Proceeds.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the Notes issued in the Exchange Offer pursuant to Section 2.06(f) hereof and any exchange notes issued in respect of Additional Notes pursuant to a Registration Rights Agreement.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Excluded Proceeds” means (i) Event of Loss Proceeds relating to Inmarsat-4 satellites of Inmarsat Holdings Limited and its Restricted Subsidiaries to the extent that such Event of Loss Proceeds are, within 12 months of receipt, committed to be applied or applied (A) in the case of the first loss (or partial loss) of an Inmarsat-4 satellite at launch, to the construction of a third launch vehicle for Inmarsat-4 satellite F-3 and (B) in the case of any subsequent loss (or partial loss) of an Inmarsat-4 satellite at launch, to (1) the construction of a new Inmarsat-4 satellite and a new launch vehicle for a replacement Inmarsat-4 satellite and (2) initial launch insurance in relation to such replacement Inmarsat-4 satellite and (ii) Event of Loss Proceeds relating to an Inmarsat-3 satellite to the extent that such Event of Loss Proceeds are promptly applied in purchasing additional in-orbit insurance for the Inmarsat-3 satellites of Inmarsat Holdings Limited and its Restricted Subsidiaries.

“Existing Indebtedness” means Indebtedness of Inmarsat Holdings Limited and its Subsidiaries in existence on the Issue Date (including the Existing Senior Notes, but excluding the Senior Credit Agreement, the Notes, all Indebtedness repaid with the proceeds of the Notes and any Subordinated Shareholder Funding), until such amounts are repaid.

“Existing Notes Trustee” means The Bank of New York, as trustee under the indenture relating to the Existing Senior Notes.

“Existing Senior Notes” means the 7 5/8% Senior Notes due 2012 of Inmarsat Finance plc issued pursuant to an indenture, dated February 3, 2004, among Inmarsat Finance plc, Inmarsat Group Limited and certain other parties.

“Fair Market Value” means the value that would be paid by a willing buyer to a willing seller that is not an Affiliate of the buyer in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors (unless otherwise provided in this Indenture).

“Finance Subsidiary” means a Restricted Subsidiary of the Parent Guarantor (i) whose sole operations are comprised of incurring or issuing Indebtedness to unaffiliated Persons to finance the operations of the Parent Guarantor and its Restricted Subsidiaries, (ii) which loans the proceeds of such Indebtedness to Inmarsat Holdings Limited or whose Indebtedness is guaranteed by the Parent Guarantor and (iii) which owns no assets other than any intercompany Indebtedness referred to in the preceding clause.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)                                  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of indebtedness issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)                                  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)                                  any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)                                  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preference shares of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Inmarsat Holdings Limited or any Holdco of Inmarsat Holdings Limited (other than Disqualified Shares) or to Inmarsat Holdings Limited or a Restricted Subsidiary of Inmarsat Holdings Limited, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined statutory income or corporation tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

(5)                                  (in the case of Inmarsat Holdings Limited) non-cash interest accrued on the Subordinated Shareholder Funding during such period; minus

(6)                                  (in the case of Inmarsat Group Limited) non-cash interest accrued on any Subordinated Intercompany Funding Loan during such period; minus

(7)                                  any expenses, charges or other costs related to the Transactions (or any amortization thereof) and included in such period in computing Fixed Charges.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred shares subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preference shares, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)                                  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations, amalgamations or other business combinations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(2)                                  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;  and

(3)                                  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Full Accretion Date” means November 15, 2008.

“GAAP” means (A) generally accepted accounting principles applicable in the United Kingdom, as in effect on the Issue Date, including those set forth in Financial Reporting Standards and Statements of Standard Accounting Practices issued by the Accounting Standards Board or (B) if Inmarsat Holdings Limited shall so elect by notifying the Trustee in writing in connection with the delivery of financial statements, accounting principles adopted by the International Accounting Standard Board and its predecessor (“IAS”), as in effect on the date of such notice; provided that (i) any such election once made shall be irrevocable and (ii) in the event Inmarsat Holdings Limited makes such election (x) in connection with the delivery of financial statements for any of its first three financial quarters of any financial year, it shall restate its consolidated interim financial statements for such interim financial period and the comparable period in the prior year, as well as its consolidated financial statements for the financial year immediately preceding such interim period, in accordance with IAS or (y) in circumstances other than those described in (x), it shall provide consolidated historical financial statements prepared in accordance with IAS for its two most recent financial years and (C) for the purposes of Section 4.03, GAAP shall mean the relevant accounting principles set forth in the preceding clauses as such accounting principles are in effect from time to time.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with the Book-Entry Depositary, substantially in the form of Exhibit A hereto issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f) hereof.

“Government Securities” means securities that are directly and fully and unconditionally guaranteed or insured by the United States government, or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government.

“Guarantee” means the guarantee by each Guarantor of the Issuer’s payment obligations under this Indenture and on the Notes, executed pursuant to the provisions of this Indenture and in substantially the form of Exhibit F hereto.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1)                                  the Parent Guarantor; and

(2)                                  any Subsidiary of Inmarsat Holdings Limited that executes a Subsidiary Guarantee of the Notes in accordance with Section 4.19;

and, in each case, their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holdco” means any entity which owns 100% of the Share Capital of another company (whether directly, or through wholly-owned Subsidiaries).

“Holder” means (i) in the case of a Global Note, the bearer thereof (which shall initially be the Book-Entry Depositary) and (ii) in the case of a Definitive Registered Note, the Person in whose name such Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent: (i) in respect of borrowed money; (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (iii) in respect of banker’s acceptances; (iv) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions; (v) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or (vi) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such

Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a Book-Entry Interest through a Participant.

“Initial Notes” means the first $450,000,000 in principal amount at maturity of Notes issued under this Indenture on the Issue Date.

“Inmarsat Holdings Limited” means Inmarsat Holdings Limited, a company incorporated in England and Wales and the Parent Guarantor.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(1)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

“Intercreditor Agreement” means the Original Intercreditor Agreement and any other intercreditor agreement entered into in compliance with Section 9.01(9).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Inmarsat Holdings Limited or any Subsidiary of Inmarsat Holdings Limited sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Inmarsat Holdings Limited such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Inmarsat Holdings Limited, Inmarsat Holdings Limited will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Inmarsat Holdings Limited Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07.  The acquisition by Inmarsat Holdings Limited or any Subsidiary of Inmarsat Holdings Limited of a Person that holds an Investment in a third Person will be deemed to be an Investment by Inmarsat Holdings Limited or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.07.  Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means November 24, 2004, the date of original issuance of the Notes.

“Issuer”  means the party named as such in the preamble to this Indenture, and any and all successors thereto.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuer and sent to Holders for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Management” means any directors, officer or other member of senior management of the Inmarsat Holdings Limited, any of its Restricted Subsidiaries or any Holdco of Inmarsat Holdings Limited for so long as such Person remains such a director, officer or member of senior management.

“Marketable Securities” means Cash Equivalents, Government Securities and freely tradable debt securities with a debt rating no lower than A granted by S&P or A2 granted by Moody’s for so long as such ratings are maintained.

“Material Subsidiary” means, as of any date, any Restricted Subsidiary of the Parent Guarantor whose Consolidated Cash Flow for the most recent twelve-month period for which financial statements are available exceeds 5.0% of the Consolidated Cash Flow of Inmarsat Holdings Limited for such period.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preference shares dividends, excluding, however: (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by Inmarsat Holdings Limited or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness referred to in clauses (1) through (3) of the second paragraph Section 4.10(b), secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness (1) as to which neither Inmarsat Holdings Limited nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a Guarantors or otherwise or (c) constitutes the lender; (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Inmarsat Holdings Limited or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Inmarsat Group Limited or any of its Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Security Documents” means the Pledge Agreement, the Assignment Agreement, any other agreement creating a Lien in favor of the Trustee and the Holders of the Notes, the Second Ranking Assignment Agreement and the Security Priority Deed.

“Notes” has the meaning assigned to it in the preamble to this Indenture.  Unless the context otherwise requires, all references to the Notes shall include the Initial Notes, any Additional Notes and any Exchange Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities (including any post-petition interest in any proceeding under any bankruptcy or insolvency law) payable under the documentation governing any Indebtedness.

“Offering Circular” means the offering circular dated November 9, 2004 relating to the initial offering of the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements of Section 13.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 hereof.  The counsel may be an employee of or counsel to the Issuer, any Subsidiary of the Issuer or the Trustee.

“Original Intercreditor Agreement” means the intercreditor agreement, dated October 10, 2003, among the Senior Finance Parties in respect of the Senior Credit Agreement, the Existing Notes Trustee, the Principals, the Issuer, the Parent Guarantor and others, as amended from time to time in accordance therewith.

“Parent Guarantor” means Inmarsat Holdings Limited and its permitted successors and assigns.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permira Funds” means Permira Europe III L.P. 1, Permira Europe III L.P. 2, Permira Europe III GmbH V Co. KGm, Permira Europe III Co-Investment Scheme and Permira Investments Limited.

“Permitted Business” means (i) the provision of global, regional and domestic satellite services, including without limitation, maritime, aeronautical and land-based communication services, radio determination (including radio navigation) and distress and safety services, (ii) the development, manufacture, testing, purchase, ownership and commercial operation of communications satellites and related equipment and infrastructure and the leasing and selling of capacity thereon and the provision of launch support and telemetry services in connection with satellite launches and (iii) any activity or business that is a reasonable extension or expansion of, or reasonably related to, the business described in the preceding clauses (i) and (ii).

“Permitted Holders” means the Principals and Management.

“Permitted Investments” means:

(1)                                  any Investment in Inmarsat Holdings Limited or in a Restricted Subsidiary of Inmarsat Holdings Limited;

(2)                                  any Investment in Cash Equivalents or Government Securities;

(3)                                  any Investment by Inmarsat Holdings Limited or any Restricted Subsidiary of Inmarsat Holdings Limited in a Person if, as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Inmarsat Holdings Limited; or (b) such Person is merged, consolidated, amalgamated or otherwise combined with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Inmarsat Holdings Limited or a Restricted Subsidiary of Inmarsat Holdings Limited;

(4)                                  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10;

(5)                                  any acquisition of assets or Share Capital solely in exchange for the issuance of Equity Interests (other than Disqualified Shares) of Inmarsat Holdings Limited;

(6)                                  any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Inmarsat Holdings Limited or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)                                  Investments represented by Hedging Obligations;

(8)                                  loans or advances to employees made in the ordinary course of business of Inmarsat Holdings Limited or the Restricted Subsidiary of Inmarsat Holdings Limited in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9)                                  repurchases of the Notes and the Existing Senior Notes; and

(10)                            other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding of no more than $10.0 million.

“Permitted Liens” means:

(1)                                  Liens on assets of Inmarsat Group Limited or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities incurred pursuant to Section 4.09(b)(1);

(2)                                  Liens in favor of the Issuer, Inmarsat Holdings Limited or any other Guarantor to secure obligations which are not pledged to secure Indebtedness owing to third parties;

(3)                                  Liens on property of a Person existing at the time such Person is merged, consolidated, amalgamated or otherwise combined with or into Inmarsat Holdings Limited or any Subsidiary of Inmarsat Holdings Limited; provided that such Liens were in existence prior to the contemplation of such merger, consolidation, amalgamation or other combination and do not extend to any assets other than those of the Person merged, consolidated, amalgamated or combined with Inmarsat Holdings Limited or the Subsidiary;

(4)                                  Liens on property (including Share Capital) existing at the time of acquisition of the property or of the Restricted Subsidiary which owns the property by Inmarsat Holdings Limited or any Subsidiary of Inmarsat Holdings Limited; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)                                  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)                                  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(5) covering only the assets acquired with or financed by such Indebtedness;

(7)                                  Liens existing on the Issue Date;

(8)                                  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings instituted within a reasonable period of time and diligently pursued; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)                                  Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(10)                            survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)                            Liens created for the benefit of (or to secure) the Notes (or the Guarantees of the Notes);

(12)                            Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that (i) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (a) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (b) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

(13)                            Liens securing Hedging Obligations permitted by Section 4.09(b)(8) and any Lien the principle purpose of which is to allow the setting off or netting of obligations under or in connection with any Hedging Obligation, in either case, so long as such Lien is over only (i) the assets that secure the Indebtedness that is the subject of the relevant Hedging Obligations or (ii) cash or cash equivalents securing such Hedging Obligations;

(14)                            Liens incurred or deposits made in the connection with workers’ compensation, unemployment insurance, other types of social security and other types of related statutory obligations;

(15)                            rights of set-off under contracts that do not relate to Indebtedness for borrowed money;

(16)                            Liens in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(17)                            Liens resulting from escrow arrangements unrelated to Indebtedness for borrowed money entered into in connection with a disposition of assets;

(18)                            any retention of title reserved by any seller of goods or any Lien imposed, reserved or granted over goods supplied by such seller;

(19)                            Liens arising out of or in connection with pre-judgment legal process or a judgment or a judicial awarded relating to security for costs;

(20)                            Liens incurred in the ordinary course of business of Inmarsat Holdings Limited or any Subsidiary of Inmarsat Holdings Limited with respect to obligations that do not exceed $10.0 million at any one time outstanding; and

(21)                            Liens arising out of the Note Security Documents.

“Permitted Parent Payments” means, without duplication as to amounts (i) payments to any Holdco of Inmarsat Holdings Limited or the Issuer to permit such Holdco or the Issuer to pay reasonable franchise taxes and other amounts required to maintain the corporate existence, accounting, legal and administrative expenses of such Holdco or the Issuer, and customary salary, bonus and other benefits payable to directors and employees of any Holdco of Inmarsat Holdings Limited to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Inmarsat Holdings Limited and its Restricted Subsidiaries; and (ii) payments to any Holdco of Inmarsat Holdings Limited to fund the payment of any fees and expenses (other than to Apax Partners Worldwide LLP, Permira Advisers Limited or an Affiliate of any of them) incurred in connection with the Transactions; and (iii) payment of a Monitoring Fee (as defined in the Shareholders’ Agreement) of $500,000 per year plus VAT thereon, which amount may be increased in accordance with the Shareholders’ Agreement, provided that the annual percentage increase shall not exceed the average percentage by which the salaries of the executive directors of Inmarsat Group Limited have increased in the relevant year.

“Permitted Refinancing Indebtedness” means any Indebtedness of Inmarsat Holdings Limited or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of Inmarsat Holdings Limited or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final Stated Maturity later than the final Stated Maturity of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Guarantees of the Notes, such Permitted Refinancing Indebtedness has a final Stated Maturity later than the final Stated Maturity of, and is subordinated in right of payment to, the Notes and the Guarantees of the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by Inmarsat Holdings Limited or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Restriction” means any encumbrance or restriction referred to under Sections 4.08(b)(1), (2) and (10); provided, however, that for purposes of calculating the Consolidated Net Income of Inmarsat Holdings Limited, any such restriction arising under the Existing Senior Notes or the Senior Credit Agreement (or any agreement relating to either of them) shall not constitute a Permitted Restriction.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Agreement” means the Pledge Agreement, dated as of the date of this Indenture,  between the Issuer, as pledgor, and the Trustee, as pledgee, over the Subordinated Intercompany Note Proceeds Loan, as such agreement may be amended, modified or supplemented from time to time.

“Pledged Collateral” means any property or assets over which duly created and enforceable perfected Liens have been granted as contemplated by this Indenture and the Note Security Documents for the security and benefit of the Notes and the Guarantees.

“Principals” means (i)  the Apax Funds, for so long as the relevant Apax Fund is advised or managed by Apax Partners Worldwide LLP or any of its Affiliates; (ii) the Permira Funds, for so long as the relevant Permira Fund is advised or managed by Permira Advisers Limited or any of its Affiliates; and (iii) any other investment fund advised or managed by Apax Partners Worldwide LLP or Permira Advisers Limited or an Affiliate of any of them for so long as such investment fund is advised or managed by Apax Partners Worldwide LLP or Permira Advisers Limited or an Affiliate of any of them, as applicable.

“Priority Deed” means the priority deed, dated November 24, 2004 among (among others) the Parent Guarantor, the Trustee and the holders of Subordinated Preference Certificates.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Public Equity Offering” means an offer and sale of ordinary shares of Inmarsat Holdings Limited or any Holdco of Inmarsat Holdings Limited (a) pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Inmarsat Holdings Limited) or (b) pursuant to a floatation on a European investment exchange, in each case, generating minimum gross proceeds of $100 million.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Expert” means an accounting, appraisal, investment bank or other firm, in each case, of international standing or another firm with specialist knowledge in valuing the property, assets or rights that are the subject of the relevant transaction.

“Registration Rights Agreement” means the Registration Rights Agreement, dated November 24, 2004, among the Issuer, the Parent Guarantor and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Issuer, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuer and the Guarantors to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regular Interest Payment Date” means each May 15 and November 15, commencing with May 15, 2009.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Dutch Legend and the Private Placement Legend and deposited with the Book-Entry Depositary, issued in bearer form and in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S

“Related Party” means (i) any controlling shareholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (i).

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Registered Note” means a Definitive Registered Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the period commencing on the Issue Date and ending on January 3, 2005.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group.

“SEC” means the Securities and Exchange Commission.

“Second Ranking Assignment Agreement” means assignment agreement, dated the Closing Date, between Inmarsat Holdings Limited, as assignor, and Inmarsat Finance II plc, as assignee, by which a second priority Lien over the existing Subordinated Intercompany Funding Loan is created to secure the Subordinated Intercompany Note Proceeds Loan.

“Security Priority Deed” means the security priority deed, dated November 24, 2004, among the Trustee and the Issuer and acknowledged by the Parent Guarantor.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Agreement” means the $975 million facility agreement among Credit Suisse First Boston, Barclays Bank PLC, The Royal Bank of Scotland plc, Inmarsat Investments Limited and others and entered into on or around October 10, 2003, as in effect on the Issue Date.

“Senior Debt” means, with respect to any Guarantor other than the Parent Guarantor: (i) all Indebtedness of such Guarantor outstanding under the Senior Credit Agreement and all Hedging Obligations with respect thereto; (ii) any other Indebtedness of such Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to any Subsidiary Guarantee of the Notes of such Guarantor; and (iii) all Obligations with respect to the items listed in the preceding clauses (i) and (ii).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include (i) any liability for income or corporation taxes owed or owing by the relevant Person; (ii) any intercompany Indebtedness of the relevant Person or owing to any of its Affiliates; (iii) any trade payables; (iv) the portion of any Indebtedness that is incurred in violation of this Indenture; or (v) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the U.S. Bankruptcy Code or any analogous provision under the laws of any other jurisdiction.

“Senior Notes Funding Loan” means the intercompany loans between Inmarsat Finance plc (as lender) and Inmarsat Investments Limited (as borrower) with the proceeds of any issuance of Existing Senior Notes.

“Share Capital” means (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Share Capital, whether or not such debt securities include any right of participation with Share Capital.

“Shareholders Agreement” means the Shareholders Agreement dated on or about October 16, 2003 among Inmarsat Group Holdings Limited, the Principals, Management and others.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness.

“Subordinated Intercompany Funding Loan” means (i) Indebtedness of Inmarsat Group Limited outstanding on the Issue Date under the Loan Agreement dated December 30, 2003 between Inmarsat Group Limited (as borrower) and Inmarsat Holdings Limited (as lender) and (ii) any other Indebtedness of Inmarsat Group Limited owing to Inmarsat Holdings Limited, Inmarsat Group Holdings Limited or any other Holdco of Inmarsat Group Limited on substantially the same terms as the Indebtedness referred to in clause (i) and arising from a loan of the proceeds by either Inmarsat Holdings Limited,

Inmarsat Group Holdings Limited or such other Holdco of Inmarsat Group Limited of Subordinated Shareholder Funding or Equity Interests issued by it (A) with terms that are substantially identical to the Subordinated Intercompany Funding Loan referred to in clause (i), (B) that is or are contractually subordinated in right of payment to all Indebtedness of Inmarsat Group Limited substantially to the same extent as the Subordinated Intercompany Funding Loan referred to in clause (i) and (C) the holders of which are comprised of Holdcos of Inmarsat Group Limited who become parties to the Intercreditor Agreement (in each case, on the same terms as are applicable to the Subordinated Intercompany Funding Loan referred to in clause (i)).

“Subordinated Intercompany Note Proceeds Loan” means the loan between Inmarsat Holdings Limited, as borrower, and the Issuer, as lender, for the amount of the proceeds received by the Issuer from the offering of the Notes on the Issue Date.

“Subordinated Preference Certificates” means the Subordinated Preference Certificates issued by Inmarsat Holdings Limited on December 30, 2003, to (among others) the Apax Funds and the Permira Funds, as in effect on the Issue Date.

“Subordinated Shareholder Funding” means (i) the Subordinated Preference Certificates and (ii) any other Indebtedness of Inmarsat Holdings Limited owing to any Holdco of Inmarsat Holdings Limited or to the Permitted Holders, in either case, which become parties to the Intercreditor Agreement, in each case, to subordinate the Subordinated Shareholder Funding to the Notes and the Guarantees of the Notes on substantially the same terms as the Subordinated Preference Certificates are so subordinated on the Issue Date.

“Subsidiary” means, with respect to any specified Person (i) any corporation, association or other business entity of which more than 50% of the total voting power of Share Capital entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee by each Subsidiary Guarantor of the Issuer’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Subsidiary Guarantor” means any Subsidiary of Inmarsat Holdings Limited that executes a Subsidiary Guarantee in accordance with Section 4.19.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified thereunder.

“Transactions” means (i) the Acquisition, (ii) the initial borrowing under the Senior Credit Agreement, (iii) the borrowing under the Bridge Facility Agreement, (iv) the issuance by Inmarsat Holdings Limited of the Subordinated Preference Certificates, (v) the making of intercompany loans from any holding company of Inmarsat Holdings Limited directly or indirectly to Inmarsat Group Limited in connection with the foregoing, (vi) the offering of the Existing Senior Notes, (vii) the making of the subordinated senior note proceeds loan by Inmarsat Finance plc to Inmarsat Investments Limited out of the proceeds of the Existing Senior Notes, (viii) the execution of the security documents relating to the Existing Senior Notes, (ix) the execution of the registration rights agreement related to the Existing Senior Notes, (x) the offering of the Notes and the execution of all the documents related thereto and (xi) the payment of costs, fees and expenses, in each case, related thereto.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 15, 2008; provided, however that if the period from the redemption date to November 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Registered Note” means a Definitive Registered Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of Inmarsat Holdings Limited that is designated by the Board of Directors of Inmarsat Holdings Limited as an Unrestricted Subsidiary in accordance with Section 4.20 pursuant to a Board Resolution, but only to the extent that such Subsidiary (i) has no Indebtedness other than Non-Recourse Debt; and (ii) is a Person with respect to which neither Inmarsat Holdings Limited nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Voting Stock” of any Person as of any date means the Share Capital of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

Section 1.02                                Other Definitions.

Defined in
Term	Section

“Additional Amounts”	4.22
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agency Agreement”	4.02
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Payment Default”	6.01
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Triggering Guarantee”	4.19

Section 1.03                                Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture as if this Indenture was required to be qualified under the TIA.  The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04                                Rules of Construction.

Unless the context otherwise requires:

(1)                                  a term has the meaning assigned to it;

(2)                                  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)                                  “or” is not exclusive;

(4)                                  words in the singular include the plural, and in the plural include the singular;

(5)                                  “will” shall be interpreted to express a command;

(6)                                  provisions apply to successive events and transactions; and

(7)                                  references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.

THE NOTES

Section 2.01                                Form and Dating.

(a)                                  General.  The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibits A and B hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note will be dated the date of its authentication.  The Notes shall be issued without coupons in denominations of $1,000 principal amount at maturity and integral multiples thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)                                 Global Notes.   Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount at maturity of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount at maturity of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions, transfers and repurchases.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount at maturity of outstanding Notes represented thereby will be made by the Principal Paying Agent or Registrar, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof

(c)                                  144A Global Notes and Regulation S Global Notes.

Notes sold within the United States to QIBs pursuant to Rule 144A under the Securities Act shall be issued initially in the form of a 144A Global Note, which shall be deposited with the Book-Entry Depositary (against issuance of CDIs pursuant to the Deposit Agreement), duly executed by the Issuer and authenticated by the Trustee as herein provided.  The aggregate principal amount at maturity of the 144A Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as herein provided.

Notes offered and sold in reliance on Regulation S shall be issued initially in the form of a Regulation S Global Note, which shall be deposited with the Book-Entry Depositary (against issuance of CDIs pursuant to the Deposit Agreement), duly executed by the Issuer and authenticated by the Trustee as herein provided.  The aggregate principal amount at maturity of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as herein provided.

(d)                                 Applicable Procedures.  The Applicable Procedures shall be applicable to Book-Entry Interests in the Global Notes that are held by Participants through DTC, Euroclear or Clearstream.

(e)                                  Definitive Registered Notes.

Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.  Notes issued in definitive form will be substantially in the form of Exhibit B attached hereto.

Section 2.02                                Execution and Authentication.

At least one Officer must sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee.  The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate the Notes upon receipt of a written order of the Issuer signed by at least one Officer directing the Trustee to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with (an “Authentication Order”).  The Trustee shall authenticate Additional Notes upon receipt of an Authentication Order relating thereto.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes.  Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.

Section 2.03                                Registrar and Paying Agent.

The Issuer shall maintain a paying agent for the Notes in (i) the Borough of Manhattan, City of New York (the “Principal Paying Agent”), (ii) Luxembourg, for so long as the Notes are listed on the Luxembourg Stock Exchange and its rules so require and (iii) at the Issuer’s option, in another member state of the European Union (as constituted on May 1, 2004) (each of the foregoing, a “Paying Agent”). The initial Paying Agents are The Bank of New York in New York, and The Bank of New York (Luxembourg) SA in Luxembourg.

The Issuer shall also maintain one or more offices or agencies where Notes may be presented for registration of transfer or for exchange (each a “Registrar”) with an office in the Borough of Manhattan, City of New York, and a transfer agent in each of (i) the Borough of Manhattan, City of New York, (ii) for so long as the Notes are listed on the Luxembourg Stock Exchange and its rules so require, Luxembourg and (iii) at the Issuer’s option, another member state of the European Union (as constituted on the May 1, 2004) other than the United Kingdom. The initial Registrar will be The Bank of New York in New York.  The initial transfer agents will be The Bank of New York in the Borough of Manhattan, City of New York and The Bank of New York (Luxembourg) SA in Luxembourg. The Registrar and the transfer agents shall maintain a register (the “Register”) reflecting ownership of Notes outstanding from time to time and shall make payments on and facilitate transfer of Notes on behalf of the Issuer.

Subject to the preceding two paragraphs, upon 30 days’ prior written notice to the Holders, the Issuer may, with the prior written consent of the Trustee, change any Paying Agent, Registrar or transfer agent. For so long as the Notes are listed on the Luxembourg Stock Exchange and its rules so require, the Issuer shall publish a notice of any change of Paying Agent or Registrar in a newspaper having a general circulation in Luxembourg (currently expected to be the Luxemburger Wort).  If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Bank of New York to act as Book-Entry Depositary with respect to the Global Notes.

The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes and the CDIs.

Section 2.04                                Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Additional Amounts, if any, and Additional Interest, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) will have no further duties in respect of the money.

Section 2.05                                Holder Lists.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders (including information supplied to it by any transfer agent) and shall otherwise comply with TIA § 312(a).  If the Principal Paying Agent is not the Registrar, the Issuer shall obtain from the Registrar and furnish to the Trustee and each Paying Agent at least seven Business Days before each Regular Interest Payment Date and at such other times as the Trustee or the Principal Paying Agent may request in writing, a list in such form and as of such date as they may reasonably require of the names and addresses of the Holders of Notes and the Issuer shall otherwise comply with TIA § 312(a).

Section 2.06                                Transfer and Exchange.

(a)                                  Transfer and Exchange of Global Notes.  The Global Notes authenticated under this Indenture shall be in bearer form and delivered to the Book-Entry Depositary, and shall constitute a single Note for all purposes of this Indenture.  Transfer of the Global Notes shall be only by delivery.  The Issuer and the Book-Entry Depositary have agreed that the Global Notes shall only be delivered in the circumstances described in the Deposit Agreement.

Global Notes will be exchanged by the Issuer for Definitive Registered Notes:

(1)                                  if DTC notifies the Book-Entry Depositary and the Issuer that it is unwilling or unable to continue to act as a Clearing System or ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor Clearing System is not appointed by the Company within 120 days;

(2)                                  if the Book-Entry Depositary or DTC so requests following an Event of Default under this Indenture;

(3)                                  in whole (but not in part) at any time if the Issuer in its sole discretion determines that the Global Notes should be exchanged for Definitive Registered Notes;

(4)                                  the owner of a Book-Entry Interest requests such exchange in writing delivered through DTC (including following an Event of Default under this Indenture); or

(5)                                  the Book-Entry Depositary is at any time unwilling or unable to continue as Book-Entry Depositary and a successor Book-Entry Depositary is not appointed by the Issuer within 120 days.

Upon the occurrence of any of the preceding events, Definitive Registered Notes delivered in exchange for any Global Note or Book-Entry Interest shall be registered in the names, and issued in any approved denominations, as the Depositary shall instruct the Trustee (in accordance with its customary procedures).

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) and (f) hereof.

(b)                                 Transfer and Exchange of Book-Entry Interests in the Global Notes.  The transfer and exchange of Book-Entry Interests will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.

Transfers of Book-Entry Interests will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers and exchanges of Book-Entry Interests for Book-Entry Interests also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable.

(1)                                  Transfer of Book-Entry Interests in the Same Global Note.  Book-Entry Interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of Book-Entry Interests in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, Book-Entry Interests in the Regulation S Global Note must be held through Euroclear or Clearstream.  Book-Entry Interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Principal Paying Agent or Registrar to effect the transfers described in this
Section 2.06(b)(1).

(2)                                  All Other Transfers and Exchanges of Book-Entry Interests in Global Notes.  In connection with all transfers and exchanges of Book-Entry Interests that are not subject to Section 2.06(b)(1) above, the transferor of such Book-Entry Interest must deliver to the Principal Paying Agent or Registrar either:

(A)                              both:

(i)                                     a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(ii)                                  instructions given by the Depositary in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)                                both:

(i)                                     a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(ii)                                  instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in (i) above, the principal amount at maturity of such securities and the CUSIP, ISIN or other similar number identifying the Notes.

Upon consummation of an Exchange Offer by the Issuer in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(2) shall be deemed to have been satisfied upon receipt by the Principal Paying Agent or Registrar of the instructions contained in the Letter of Transmittal (or the electronic equivalent) delivered by the Holder of such Book-Entry Interests in the Restricted Global Notes.  Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount at maturity of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3)                                  Transfer of Book-Entry Interests to Another Restricted Global Note.  A Book-Entry Interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Principal Paying Agent or Registrar receives the following:

(A)                              if the transferee will take delivery in the form of a Book-Entry Interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (1) thereof or item (3) thereof, if applicable;

(B)                                if the transferee will take delivery in the form of a Book-Entry Interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (2) thereof.

(4)                                  Transfer and Exchange of Book-Entry Interests in a Restricted Global Note for Book-Entry Interests in an Unrestricted Global Note.  A Book-Entry Interest in any Restricted Global Note may be exchanged by any holder thereof for a Book-Entry Interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2)(A) above and:

(A)                              such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the Book-Entry Interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal (or the electronic equivalent) that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuer or any Guarantor;

(B)                                such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                                such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D)                               the Principal Paying Agent or Registrar receives the following:

(i)                                     if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Book-Entry Interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (1)(a) thereof; or

(ii)                                  if the holder of such Book-Entry Interest in a Restricted Global Note proposes to transfer such Book-Entry Interest to a Person who shall take delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Principal Paying Agent or Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Principal Paying Agent or Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B), (C) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests transferred pursuant to subparagraph (B), (C) or (D) above and deposit such Global Note with the Book-Entry Depositary to be held pursuant to the Deposit Agreement.

Book-Entry Interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a Book-Entry Interest in a Restricted Global Note.

(c)                                  Transfer or Exchange of Book-Entry Interests in Global Notes for Definitive Registered Notes.

(1)                                  Book-Entry Interests in Restricted Global Notes to Restricted Definitive Registered Notes.  If any holder of a Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Restricted Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Restricted Definitive Registered Note, then, upon receipt by the Registrar of the following documentation:

(A)                              if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Restricted Definitive Registered Note, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (2)(a) thereof;

(B)                                if such Book-Entry Interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;

(C)                                if such Book-Entry Interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof;

(D)                               if such Book-Entry Interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in clauses (B) and (C) above, a certificate to the effect set forth in Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(c) thereof, if applicable;

(E)                                 if such Book-Entry Interest is being transferred to the Issuer, the Guarantor or any of its Subsidiaries, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(a) thereof; or

(F)                                 if such Book-Entry Interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(b) thereof, the Principal Paying Agent and/or Registrar shall cause the aggregate principal amount at maturity of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount.  Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered by the Registrar in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Principal Paying Agent or Registrar shall deliver (or caused to be delivered) such Definitive Registered Notes to the Persons in whose names such Notes are so registered.  Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)                                  Book-Entry Interests in Restricted Global Notes to Unrestricted Definitive Registered Notes.  A holder of a Book-Entry Interest in a Restricted Global Note may exchange such Book-Entry Interest for an Unrestricted Definitive Registered Note or may transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Registered Note only if:

(A)                              such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such Book-Entry Interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal (or the electronic equivalent) that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuer or any Guarantor;

(B)                                such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                                such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D)                               the Principal Paying Agent and/or the Registrar receives the following:

(i)                                     if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for an Unrestricted Definitive Registered Note, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (1)(b) thereof;

(ii)                                  if the holder of such Book-Entry Interest in a Restricted Global Note proposes to transfer such Book-Entry Interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Registered Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (4) thereof; or

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Principal Paying Agent or Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the foregoing conditions, the Principal Paying Agent or Registrar will cause the aggregate principal amount at maturity of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount.  Any Definitive Registered Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.06(c)(2) will be registered by the Registrar in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest requests through instructions to the Principal Paying Agent or Registrar from or through the Depositary and the Participant or Indirect Participant.  The Principal Paying Agent or Registrar will deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered.  Any Definitive Registered Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.06(c)(2) will not bear the Private Placement Legend.

(3)                                  Book-Entry Interests in Unrestricted Global Notes to Unrestricted Definitive Registered Notes.  If any holder of a Book-Entry Interest in an Unrestricted Global Note proposes to exchange such Book-Entry Interest for an Unrestricted Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Registered Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Principal Paying Agent or Registrar will cause the aggregate principal amount at maturity of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer will execute and the Trustee will authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Registered Note in the appropriate principal amount.  Any Unrestricted Definitive Registered Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.06(c)(3)will be registered by the Registrar in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant.  The Principal Paying Agent or Registrar will deliver such Definitive Registered

Notes to the Persons in whose names such Notes are so registered.  Any Definitive Registered Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d)                                 Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes.   In connection with any transfer or exchange of Definitive Registered Notes, the requesting Holder must present or surrender to the Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this
Section 2.06(d).

(1)                                  Restricted Definitive Registered Notes to Book-Entry Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Restricted Global Note or to transfer such Restricted Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)                              if the Holder of such Restricted Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (2)(b) thereof;

(B)                                if such Restricted Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;

(C)                                if such Restricted Definitive Registered Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof;

(D)                               if such Restricted Definitive Registered Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the US Securities Act other than those listed in subparagraphs (B) and (C) above, a certificate to the effect set forth in Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(c) thereof, if applicable;

(E)                                 if such Restricted Definitive Registered Note is being transferred to the Issuer, the Guarantor or any of its Subsidiaries, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(a) thereof; or

(F)                                 if such Restricted Definitive Registered Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(b) thereof, the Trustee will cancel the Restricted Definitive Registered Note and increase or cause to be increased the aggregate principal amount of the relevant Restricted Global Note.

(2)                                  Restricted Definitive Registered Notes to Book-Entry Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Registered Note may exchange such Note for a Book-Entry Interest in an Unrestricted Global Note or transfer such Restricted Definitive

Registered Note to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note only if:

(A)                              such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal (or electronic equivalent) that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuer or any Guarantor;

(B)                                such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                                such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D)                               the Registrar receives the following:

(i)                                     if the Holder of such Restricted Definitive Registered Notes proposes to exchange such Notes for a Book-Entry Interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (1)(c) thereof; or

(ii)                                  if the Holder of such Restricted Definitive Registered Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a Book-Entry Interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Principal Paying Agent or Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Principal Paying Agent or Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Registered Notes and increase or cause to be increased the aggregate principal amount at maturity of the Unrestricted Global Note.

(3)                                  Unrestricted Definitive Registered Notes to Book-Entry Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Registered Note may exchange such Note for a Book-Entry Interest in an Unrestricted Global Note or transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Registered Note and the Principal Paying Agent or Registrar will increase or cause to be increased the aggregate principal amount at maturity of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Registered Note to a Book-Entry Interest is effected pursuant to subparagraphs (2)(B), (2)(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Registered Notes so transferred and deposit such Global Note with the Book-Entry Depositary to be held pursuant to the Deposit Agreement.

(e)                                  Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes.  Upon request by a Holder of Definitive Registered Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Registered Notes.  Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount at maturity of Notes represented by any such Definitive Registered Note, the Registrar will cancel or cause to be cancelled such Definitive Registered Note and the Issuer shall execute and the Trustee shall authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate principal amounts at maturity.  In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)                                  Restricted Definitive Registered Notes to Restricted Definitive Registered Notes.  Any Restricted Definitive Registered Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Registered Note if the Registrar receives the following:

(A)                              if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (1) thereof;

(B)                                if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (2) thereof; and

(C)                                if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)                                  Restricted Definitive Registered Notes to Unrestricted Definitive Registered Notes.  Any Restricted Definitive Registered Note may be exchanged by the Holder thereof for an Unrestricted Definitive Registered Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Registered Note if:

(A)                              such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal (or the electronic equivalent) that it is not (i) a broker-dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuer or the Guarantor;

(B)                                any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                                any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D)                               the Registrar receives the following:

(i)                                     if the Holder of such Restricted Definitive Registered Notes proposes to exchange such Notes for an Unrestricted Definitive Registered Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (1)(d) thereof; or

(ii)                                  if the Holder of such Restricted Definitive Registered Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Registered Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)                                  Unrestricted Definitive Registered Notes to Unrestricted Definitive Registered Notes.  A Holder of Unrestricted Definitive Registered Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Registered Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Registered Notes pursuant to the instructions from the Holder thereof.

(f)                                    Exchange Offer.  Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuer will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate:

(1)                                  one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the Book-Entry Interests in the Restricted Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal (or the electronic equivalent) that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuer or any Guarantor; and

(2)                                  Unrestricted Definitive Registered Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Registered Notes accepted for exchange in the Exchange Offer.

All such Global Notes issued in connection with the Exchange Offer shall be delivered to, and deposited with, the Book-Entry Depositary to be held pursuant to the Deposit Agreement.

Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount at maturity of the applicable Restricted Global Notes to be reduced accordingly, and the Issuer will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Registered Notes so accepted Unrestricted Definitive Registered Notes in the appropriate principal amount at maturity.

(g)                                 Legends.  The following legends will appear on the face of all Global Notes and Definitive Registered Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)                                  Private Placement Legend.

(A)                              Except as permitted by subparagraph (B) below, each Global Note and each Definitive Registered Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933 (THE “U.S. SECURITIES ACT”) OR ANY OTHER SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED, SOLD, ENCUMBERED, PLEDGED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE U.S. SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER AND THE GUARANTORS THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (IV) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE U.S. SECURITIES ACT) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF SUCH NOTES AND, IF SUCH TRANSFER IS IN RESPECT OF LESS THAN $250,000 OF NOTES, AN OPINION OF COUNSEL, (V) TO INMARSAT INVESTMENTS LIMITED OR ANY SUBSIDIARY OF INMARSAT GROUP LIMITED OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, IN EACH OF CASES (I) THROUGH (VI), IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

(B)                                Notwithstanding the foregoing, any Global Note or Definitive Registered Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(2)                                  Dutch Legend.  Each Note shall bear a legend in substantially the following form:

“THIS NOTE MAY NOT BE OFFERED, SOLD, TRANSFERRED OR DELIVERED IN OR FROM THE NETHERLANDS, DIRECTLY OR INDIRECTLY, AS PART OF THEIR INITIAL DISTRIBUTION OR AT ANY TIME THEREAFTER, AND NEITHER THIS OFFERING CIRCULAR NOR ANY OTHER DOCUMENTS IN RESPECT OF THE NOTES MAY BE DISTRIBUTED OR CIRCULATED, DIRECTLY OR INDIRECTLY, IN OR FROM THE NETHERLANDS, OTHER THAN TO INDIVIDUALS OR LEGAL ENTITIES WHICH INCLUDE, BUT ARE NOT LIMITED TO, BANKS, BROKERS, DEALERS, INSTITUTIONAL INVESTORS AND UNDERTAKINGS WITH A TREASURY DEPARTMENT, WHO OR WHICH TRADE OR INVEST IN SECURITIES IN THE CONDUCT OF A BUSINESS OR PROFESSION.”

(h)                                 Cancellation and/or Adjustment of Global Notes.  At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Registered Notes, the principal amount at maturity of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Principal Paying Agent or the Registrar at their direction to reflect such reduction; and if the Book-Entry Interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Principal Paying Agent or the Registrar or by the Custodian or the Depositary at the direction of either of them to reflect such increase.

(i)                                     General Provisions Relating to Transfers and Exchanges.

(1)                                  To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Registered Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Principal Paying Agent’s or Registrar’s request.

(2)                                  No service charge will be made to a Holder of a Book-Entry Interest in a Global Note, a Holder of a Global Note or to a Holder of a Definitive Registered Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve tax, documentary, transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charges payable pursuant to Section 4.22 by the Issuer and the Guarantor, and other than any such transfer taxes payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

(3)                                  [Reserved].

(4)                                  All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(5)                                  Neither the Registrar nor the Issuer will be required:

(A)                              to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)                                to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)                                to register the transfer of or to exchange a Note between a record date and the next succeeding Regular Interest Payment Date.

(6)                                  The Issuer, the Paying Agents, the Registrar, the Trustee and any agent of the Issuer, any Paying, Agent, the Registrar or the Trustee may deem and treat the Person in whose name any Definitive Registered Note is registered as the absolute owner of such Note for the purpose of receiving payment of or on account of the Accreted Value of and, subject to the provisions of this Indenture, interest on such Definitive Registered Note and for all other purposes; and neither the Issuer, any Paying Agent, the Registrar, the Trustee nor any agent of the Issuer, any Paying Agent, the Registrar or the Trustee shall be affected by any notice to the contrary.  The Issuer, the Paying Agent, the Registrar, the Trustee and any agent of the Issuer, the Paying Exchange Agent, the Registrar or the Trustee may treat the Holder of the Global Note as the absolute owner thereof for the purposes of receiving payment of or on account of the Accreted Value of and, subject to the provisions of this Indenture, interest on, such Global Note and for all other purposes; and neither the Issuer, the Paying Agent, the Registrar, the Trustee, nor any agent of the Issuer, the Paying Agent, the Registrar or the Trustee shall be affected by any notice to the contrary.

(7)                                  The Person in whose name any Definitive Registered Note is registered at the close of business on any record date with respect to any Regular Interest Payment Date shall be entitled to receive the interest payable on such Regular Interest Payment Date notwithstanding any transfer or exchange of such Definitive Registered Note subsequent to the record date and prior to such Regular Interest Payment Date, except if and to the extent the Issuer shall default in the payment of the interest due on such Regular Interest Payment Date, in which case such defaulted interest shall be paid in accordance with Section 2.12.  The term “record date” as used with respect to any Regular Interest Payment Date for the Notes shall mean the date specified as such in the Notes.  Payments of interest on the Global Note will be made to the Holder of the Global Note on each Regular Interest Payment Date; provided that, in the event of an exchange or transfer of a Book-Entry Interest in a Global Note for Definitive Registered Notes subsequent to a record date or any special record date and prior to or on the related Interest Payment Date or other payment date under Section 2.12, any payment of the interest payable on such payment date with respect to any such Definitive Registered Note shall be made to the Holder of the Global Note, notwithstanding Section 2.12 or any other provision hereof to the contrary; and further provided that, in the event of any transfer or exchange of a Definitive Registered Note for a Book-Entry Interest in a Global Note subsequent to a record date or any special record date and prior to or on the related Interest Payment Date or other payment date under Section 2.12, any payment of the interest payable on such payment date with respect to any such Definitive Registered Note shall be made to the Person in whose name such Definitive Registered Note was registered on such record date notwithstanding Section 2.12.

(8)                                  The Trustee will authenticate Global Notes and Definitive Registered Notes in accordance with the provisions of Section 2.02 hereof.

(9)                                  All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07                                Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08                                Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Principal Paying Agent, the Registrar or the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Parent Guarantor or a Subsidiary of the Parent Guarantor shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the Accreted Value of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and the original issue discount of it ceases to accrete and interest on it ceases to accrue.

If the Paying Agent (other than the Parent Guarantor, or a Subsidiary or an Affiliate of it) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09                                Treasury Notes.

In determining whether the Holders of the required principal amount at maturity of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10                                Temporary Notes.

(a)                                  Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes.  Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate Definitive Registered Notes in exchange for temporary Notes.

(b)                                 Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11                                Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent (other than the Issuer or a Subsidiary) and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act).  Certification of the destruction of all canceled Notes will be delivered to the Issuer.  The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12                                Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Issuer will fix or cause to be fixed each such special record date and payment date, provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will deliver to the Holders in accordance with Section 12.02 hereof a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13                                Further Issues.

(a)                                  Subject to compliance with Section 4.09 hereof, the Issuer may from time to time issue further notes (the “Additional Notes”) ranking pari passu with Notes and with the same terms as to status, redemption and otherwise as such Notes (save for the initial Accreted Value of such Additional Notes (which shall be the same as any then outstanding Notes) or (after the Full Accretion Date) for the first payment of interest following the issue date of such Additional Notes).  The Additional Notes will be consolidated and treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase.

(b)                                 Whenever it is proposed to create and issue any Additional Notes, the Issuer shall give to the Trustee not less than five Business Days’ notice in writing of its intention so to do stating the amount of Additional Notes proposed to be created and issued.

Section 2.14                                CUSIP Number and ISIN Number.

The Issuer in issuing the Notes may use a “CUSIP” number and/or an “ISIN” number, and if so, such CUSIP Number and/or ISIN number shall be included in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP Number and/or ISIN number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes.  The Issuer will promptly notify the Trustee and each Agent of any change in the CUSIP Number and/or ISIN number.

Section 2.15                                Deposit of Moneys.

Prior to 10:00 am (London time), on each Regular Interest Payment Date, the maturity date and each payment date relating to an Asset Sale Offer or a Change of Control Offer, and on the

Business Day immediately following any acceleration of the Notes pursuant to Section 6.02, the Issuer shall deposit with the Principal Paying Agent in immediately available funds money (in U.S. Dollars) sufficient to make cash payments due on such Regular Interest Payment Date, maturity date, or Business Day, as the case may be.  Subject to receipt of such funds by such time, the Principal Paying Agent and each Paying Agent shall remit such payment in a timely manner to the Holders on such Regular Interest Payment Date, maturity date or Business Day, as the case may be, to the Persons and in the manner set forth in paragraph 2 of the Notes.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01                                Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1)                                  the clause of this Indenture pursuant to which the redemption shall occur;

(2)                                  the redemption date;

(3)                                  the Accreted Value of Notes to be redeemed; and

(4)                                  the redemption price.

Section 3.02                                Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select Notes for redemption or purchase as follows:

(1)                                  if the Notes are listed on any securities or investment exchange, in compliance with the requirements of the principal securities or investment exchange on which the Notes are so listed; or

(2)                                  if the Notes are not listed on any securities or investment exchange or if the relevant securities or investment exchange has no requirement in that regard, on a pro rata basis.

In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount at maturity thereof to be redeemed or purchased.  Notes and portions of Notes selected will be in amounts of $1,000 principal amount at maturity or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03                                Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 of this Indenture.

The notice will identify the Notes to be redeemed and will state:

(1)                                  the redemption date;

(2)                                  the redemption price;

(3)                                  if any Note is being redeemed in part, the portion of the Accreted Value of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount at maturity equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)                                  the name and address of the Paying Agent(s) to which the Notes are to be surrendered for redemption;

(5)                                  that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any, Additional Amounts, if any, and Additional Interest, if any;

(6)                                  that, unless the Issuer defaults in making such redemption payment, original issue discount ceases to accrete and interest, Additional Amounts, if any, and Additional Interest, if any, on Notes called for redemption cease to accrue on and after the redemption date;

(7)                                  the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)                                  that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice (unless such period is waived or reduced by the Trustee) and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04                                Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional.

Section 3.05                                Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase date, the Issuer will deposit with the Trustee or with the Principal Paying Agent money in US Dollars sufficient to pay the redemption or purchase price of, and accrued interest,  Additional Amounts, and Additional Interest, if any, on all Notes to be redeemed or purchased on that date.  The Trustee or the Principal Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Principal Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest,  Additional Amounts and Additional Interest, if any, on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase (unless the Issuer defaults in the payment of the relevant redemption or purchase price).  Subject to Section 2.07(i)(7), if a Note is redeemed or purchased on or after an interest record date but on or prior to the related Regular Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid Accreted Value, from the redemption or purchase date until such Accreted Value is paid, and to the extent lawful on any interest not paid on such unpaid Accreted Value, in each case, at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06                                Notes Redeemed or Purchased in Part.

Upon surrender of a Definitive Registered Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Definitive Registered Note equal in principal amount at maturity to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07                                Optional Redemption.

(a)                                  At any time prior to November 15, 2007, the Issuer may on any one or more occasions redeem up to 35%, or 100% but not less than 100%, of the principal amount at maturity of the Notes issued under this Indenture at a redemption price of (expressed as a percentage of Accreted Value) 110.375% of the Accreted Value of the Notes redeemed, plus accrued and unpaid Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings received by the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor; provided that:

(1)                                  if less than all of the Notes are redeemed, at least 65% of the principal amount at maturity of Notes originally issued under this Indenture (excluding Notes held by Inmarsat Holdings Limited and its Affiliates) remains outstanding immediately after the occurrence of such redemption; and

(2)                                  the redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

(b)                                 At any time prior to November 15, 2008, the Issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the Accreted Value of Notes redeemed plus the Applicable Premium (calculated as of a date no more than three Business Days prior to the relevant redemption notice) as of, and accrued and unpaid Additional Interest, if any, to the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Regular Interest Payment Date.

(c)                                  On or after November 15, 2008, the Issuer may also redeem all or a part of the Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of the principal amount at maturity) set forth below plus accrued and unpaid interest, Additional Amounts and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant Regular Interest Payment Date:

Year	Percentage
2008	105.188%
2009	103.458%
2010	101.729%
2011 and thereafter	100.000%

(d)                                 Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

Section 3.08                                Mandatory Redemption.

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09                                Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Issuer is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

Any Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes (or has been issued by a Finance Subsidiary of Inmarsat Holdings Limited and guaranteed by at least Inmarsat Holdings Limited on a pari passu basis) containing provisions similar to those set forth in this clause 3.09 and clause 4.10 hereof.  The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer.  Payment for any Notes so purchased will be made in the same manner as interest payments are made.

Subject to Section 2.07(i)(7), if the Purchase Date is on or after an interest record date and on or before the related Regular Interest Payment Date, any accrued and unpaid interest,  Additional Amounts, and Additional Interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Issuer will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee.  The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The notice, which will govern the terms of the Asset Sale Offer, will state:

(1)                                  that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2)                                  the Offer Amount, the purchase price and the Purchase Date;

(3)                                  that any Note not tendered or accepted for payment will continue to accrue interest;

(4)                                  that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrete original issue discount or accrue interest (as applicable) after the Purchase Date;

(5)                                  that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of principal amount at maturity of $1,000 only;

(6)                                  that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(7)                                  that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount at maturity of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)                                  that, if the aggregate Accreted Value of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Issuer will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the Accreted Value of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $1,000 principal amount at maturity, or integral multiples thereof, will be purchased); and

(9)                                  that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount at maturity to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09.  The Issuer or the Principal Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon written request from the Issuer will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount at maturity equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof.  The Issuer will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.10                                Redemption for Changes in Withholding Taxes

(a)                                  The Issuer may, at its option, redeem all (but not less than all) of the Notes then outstanding at a redemption price of 100% of the Accreted Value thereof, plus accrued and unpaid interest to the date of redemption, if the Issuer has become, or would become, after taking reasonable measures, if any, available to it to avoid it, obliged to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of any change in laws or treaties (including any regulations promulgated thereunder) or in any interpretation, administration or application regarding such laws, treaties or regulations, if such change is announced and becomes effective on or after the Issue Date.  Notice of any such redemption must be given within 60 days of the effectiveness of any such change.

(b)                                 For the avoidance of doubt, measures will be deemed not to be “reasonable” if they would breach any provision of Section 4.24.  For the further avoidance of doubt, the Issuer shall not be entitled to redeem the Notes as a consequence of the adoption of the European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive.

ARTICLE 4.

COVENANTS

Section 4.01                                Payment of Notes.

The Issuer will pay or cause to be paid the Accreted Value of, premium, if any, and interest and Additional Amounts, if any, and Additional Interest, if any, on the Notes on the dates and in the manner provided in the Notes and the Paying Agency Agreement.  Accreted Value, premium, interest, Additional Amounts and Additional Interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Parent Guarantor or a Restricted Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all Accreted Value, premium, if any, and interest then due.

The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts, if any, and Additional Interest, if any (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02                                Maintenance of Paying Agents, a Registrar and Transfer Agents.

The Issuer shall appoint and at all times maintain pursuant to one or more agreements (each a “Paying Agency Agreement”) the Paying Agents, a Registrar and Transfer Agents as required by and in accordance with Section 2.03 hereof.

Section 4.03                                Reports.

(a)                                  Whether or not Inmarsat Holdings Limited is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise is required to report on an annual basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the U.S. SEC, Inmarsat Holdings Limited shall file with, or furnish to, the SEC and provide the Trustee and Holders of Notes with:

(1)                                  within 120 days after the end of each financial year, annual reports on Form 20-F (or any successor form) containing the information required to be contained therein (or in such successor form), including financial statements prepared in accordance with GAAP and a reconciliation to U.S. GAAP of total revenue, EBITDA, net income (loss), total equity and such other items as are required by Form 20-F; and

(2)                                  within 60 days after the end of each of the first three financial quarters of each financial year (or such shorter period as the SEC may in the future prescribe), reports on

Form 6-K (or any successor form) setting forth (i) unaudited consolidated financial statements of Inmarsat Holdings Limited, prepared in accordance with GAAP, covering the period commencing with the first day following Inmarsat Holdings Limited’s most recently completed financial year to the last day of such financial quarter, together with the comparable period in the preceding financial year, in each case, together with a reconciliation to U.S. GAAP of total revenue, EBITDA, net income (loss), total equity and such other items as are required by Form 20-F and (ii) an “Operating Review and Financial Prospects” covering the periods referred to in clause (i) above, in the form specified by Item 5 of Form 20-F and otherwise in substantially the form of the “Operating and Financial Review and Prospects” section included the Offering Circular;

provided, however, that Inmarsat Holdings Limited shall have no obligation to file such reports with, or to furnish such reports to, the SEC (but shall nevertheless provide them to the Trustee and to Holders of the Notes) prior to the first date on which the Exchange Offer Registration Statement or the shelf registration statement referred to in the Registration Rights Agreement is declared effective by the SEC.

(b)                                 If, at any time after consummation of the Exchange Offer, Inmarsat Holdings Limited is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Inmarsat Holdings Limited shall nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing. Inmarsat Holdings Limited agrees that it shall not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Inmarsat Holdings Limited filings for any reason, Inmarsat Holdings Limited shall (i) furnish the reports to the Trustee and (ii) post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Inmarsat Holdings Limited were required to file those reports with the SEC.

(c)                                  In addition to the foregoing, Inmarsat Holdings Limited shall provide the Trustee and Holders of Notes, within 10 days after it files with, or furnishes to, the SEC copies of any other information, documents and reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or is required to furnish to the SEC pursuant to this Indenture.

(d)                                 If Inmarsat Holdings Limited shall have designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the notes and footnotes thereto, and in the “Operating Review and Financial Prospects,” of the financial condition and results of operations of Inmarsat Holdings Limited and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Inmarsat Holdings Limited.

(e)                                  The Issuer and the Guarantors agree that, for so long as any Notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they will furnish to the Trustee and to the Holders of Notes, securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, all such reports shall be available at the office of the Luxembourg Paying Agent.

Section 4.04                                Compliance Certificate.

(a)                                  The Issuer and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each financial year, an Officers’ Certificate stating that a review of the activities of the Issuer or such Guarantor (as applicable) and its

Subsidiaries during the preceding financial year has been made under the supervision of the signing Officers with a view to determining whether the Issuer and the Guarantors have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuer and the Guarantors have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she shall have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

(b)                                 So long as not contrary to the then current recommendations of applicable professional accounting bodies, the year-end financial statements delivered pursuant to Section 4.03 above shall be accompanied by a written statement of the Issuer’s independent public accountants (who shall be a firm of established international reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Issuer or the Guarantors have violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)                                  So long as any of the Notes are outstanding, the Issuer and each Guarantor will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer and the Guarantors are taking or proposes to take with respect thereto.

Section 4.05                                Taxes.

The Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06                                Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07                                Restricted Payments.

(a)                                  Inmarsat Holdings Limited will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)                                  declare or pay any dividend or make any other payment or distribution on account of Inmarsat Holdings Limited’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, consolidation, amalgamation or other business combination involving Inmarsat Holdings Limited or any of its Restricted Subsidiaries) or to the direct or indirect holders of Inmarsat Holdings Limited’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Shares) of Inmarsat Holdings Limited, or to the Parent Guarantor or a Restricted Subsidiary of Inmarsat Holdings Limited);

(2)                                  purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger, consolidation, amalgamation or other business combination involving Inmarsat Holdings Limited) any Equity Interests of Inmarsat Holdings Limited or any direct or indirect parent of Inmarsat Holdings Limited;

(3)                                  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Inmarsat Holdings Limited or any Restricted Subsidiary that is contractually subordinated to the Notes, any Guarantee of the Notes or the Subordinated Intercompany Note Proceeds Loan (excluding any intercompany Indebtedness between or among Inmarsat Holdings Limited and any of its Restricted Subsidiaries), except a payment of interest or principal at the original Stated Maturity thereof;

(4)                                  make any Restricted Investment; or

(5)                                  pay any interest or principal on the Subordinated Preference Certificates outstanding on the Issue Date (other than by way of accretion of original issue discount or capitalization of interest to principal) or on any Subordinated Shareholder Funding incurred pursuant to clause (13) of the second paragraph of Section 4.09 (all such payments and other actions set forth in these clauses (1) through (5) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)                                  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)                                  Inmarsat Holdings Limited would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of Section 4.09(a); and

(3)                                  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Inmarsat Holdings Limited and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8) and (11) of paragraph (b) below), is less than the sum, without duplication of:

(A)                              50% of the Adjusted Consolidated Net Income of Inmarsat Holdings Limited for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Inmarsat Holdings Limited’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Adjusted Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)                                100% of the aggregate net cash proceeds and Fair Market Value of Marketable Securities received by Inmarsat Holdings Limited since the Issue Date as a contribution to its ordinary equity capital or from the issue or sale of Equity Interests of Inmarsat Holdings Limited (other than Disqualified Shares) or from the issue or sale of convertible or exchangeable Disqualified Shares or convertible or exchangeable debt securities of Inmarsat Holdings Limited that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Shares or debt securities) sold to a Subsidiary of Inmarsat Holdings Limited), plus

(C)                                100% of the net cash proceeds received by Inmarsat Holdings Limited in connection with the incurrence of any Subordinated Shareholder Funding after the Issue Date; plus

(D)                               an amount equal to the aggregate net reduction in Restricted Investments (other than any such Restricted Investment made pursuant to paragraphs (1) to (11) of the next succeeding paragraph) made after the Issue Date by Inmarsat Holdings Limited or any Restricted Subsidiary and resulting from the repurchase, repayment or redemption of such Restricted Investments for cash, or from cash proceeds realized on the sale of all or part of such Investment or representing a return of capital (excluding dividends) with respect thereto; provided, however, that the foregoing net reduction shall not exceed the amount (in respect of any Person) of the Restricted Investment previously made (and treated as a Restricted Payment) by Inmarsat Holdings Limited or any Restricted Subsidiary in such Person; plus

(E)                                 to the extent that any Unrestricted Subsidiary of Inmarsat Holdings Limited designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of Inmarsat Holdings Limited’s Investment in such Subsidiary as of the date of such redesignation or (ii) the sum of (A) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date and (B) the amount of any subsequent Investment by Inmarsat Holdings Limited and its Restricted Subsidiaries in such Unrestricted Subsidiary made (and treated as a Restricted Payment) after the Issue Date and after the original date of designation; plus

(F)                                 50% of any dividends received in cash by Inmarsat Holdings Limited or a Restricted Subsidiary of it after the Issue Date from an Unrestricted Subsidiary of Inmarsat Holdings Limited, to the extent that such dividends were not otherwise included in Consolidated Net Income of Inmarsat Holdings Limited for such period.

(b)                                 So long as no Event of Default or Default that is not capable of cure has occurred and is continuing and no Default or Event of Default would be caused thereby, the provisions of Section 4.07(a) will not prohibit:

(1)                                  the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture;

(2)                                  the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Inmarsat Holdings Limited) of, Equity Interests of Inmarsat Holdings Limited (other than Disqualified Shares) or from the substantially concurrent contribution of ordinary equity capital to Inmarsat Holdings Limited; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (3)(B) of the second paragraph of Section 4.07(a);

(3)                                  the defeasance, redemption, repurchase or other acquisition of Indebtedness of Inmarsat Holdings Limited or any Restricted Subsidiary that is contractually subordinated to the Notes, any Guarantee of the Notes or the Subordinated Intercompany Note Proceeds

Loan with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)                                  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Inmarsat Holdings Limited to the holders of such Restricted Subsidiary’s ordinary Equity Interests on a pro rata basis;

(5)                                  (A) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Inmarsat Holdings Limited or any Holdco of Inmarsat Holdings Limited or any Restricted Subsidiary of Inmarsat Holdings Limited held by any current or former officer, director or employee of Inmarsat Holdings Limited or any of its Restricted Subsidiaries that are issued on the Issue Date or issued to such Persons following the Issue Date pursuant to any share option scheme, compensation plan, incentive scheme or similar arrangement or (B) the purchase, in the open market, at any time following the initial public offering of Inmarsat Holdings Limited or a Holdco of Inmarsat Holdings Limited, of listed ordinary shares of Inmarsat Holdings Limited or such Holdco to be reserved for issuance upon exercise of options issued to any current or former officer, director or employee of Inmarsat Holdings Limited or any Restricted Subsidiary pursuant to any share option scheme, compensation plan, incentive scheme or similar arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired, retired or purchased Equity Interests referred to in clauses (A) and (B) may not exceed $5.0 million in any twelve-month period;

(6)                                  the repurchase of Equity Interests deemed to occur upon the exercise of share options to the extent such Equity Interests represent a portion of the exercise price of those  share options;

(7)                                  the repurchase, redemption, or other acquisition for value of Share Capital of Inmarsat Holdings Limited or any Holdco of Inmarsat Holdings Limited or any Restricted Subsidiary of Inmarsat Holdings Limited or any Holdco of Inmarsat Holdings Limited representing fractional shares of such Share Capital in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Inmarsat Holdings Limited, such Holdco or such Restricted Subsidiary, in each case, permitted under this Indenture;

(8)                                  the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Shares of Inmarsat Holdings Limited issued on or after the Issue Date in accordance with Section 4.09(a);

(9)                                  following a public offering of the ordinary shares of Inmarsat Holdings Limited or of any Holdco of Inmarsat Holdings Limited, the payment of dividends on ordinary shares of Inmarsat Holdings Limited up to 6% per annum of the net cash proceeds received by Inmarsat Holdings Limited in any such public offering or any subsequent public offering of such ordinary shares, or the net cash proceeds of any such public offering or subsequent public offering of such ordinary shares by any Holdco of Inmarsat Holdings Limited that are contributed in cash to Inmarsat Holdings Limited’s equity (other than through the issuance of Disqualified Shares) or loaned to Inmarsat Holdings Limited in the form of a Subordinated Shareholder Funding; provided that if such public offering was of ordinary shares of a Holdco of Inmarsat Holdings Limited, the net proceeds of any such dividend are used to fund an equal dividend on the ordinary shares of such Holdco;

(10)                            Permitted Parent Payments; and

(11)                            Redemption of Subordinated Preference Certificates with the proceeds of the issuance of the Notes within 30 days following the Issue Date.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Inmarsat Holdings Limited or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by a Qualified Expert if the estimated Fair Market Value thereof exceeds $15.0 million.

Section 4.08                                Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)                                  Inmarsat Holdings Limited shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)                                  pay dividends or make any other distributions on its Share Capital to Inmarsat Holdings Limited or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits; or

(2)                                  pay any Indebtedness owed to Inmarsat Holdings Limited or any of its Restricted Subsidiaries; or

(3)                                  make loans or advances to Inmarsat Holdings Limited or any of its Restricted Subsidiaries; or

(4)                                  transfer any of its properties or assets to Inmarsat Holdings Limited or any of its Restricted Subsidiaries.

(b)                                 The restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1)                                  agreements governing Existing Indebtedness, the Senior Credit Agreement, the Intercreditor Agreement and any security document relating to the Senior Credit Agreement, in each case, as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that (i) the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are (A) no more restrictive or (B) not materially less favorable to the Holders of the Notes, taken as a whole and determined in good faith by the Board of Directors, than the dividend and other payment restrictions contained in the relevant agreement existing on the Issue Date and (ii) either (A) the final Stated Maturity of the Indebtedness as so amended is prior to the final Stated Maturity of the Notes or (B) such Indebtedness permits payments to be made to the Issuer (pursuant to the Subordinated Intercompany Note Proceeds Loan or otherwise) to fund the repayment of the Notes at final Stated Maturity;

(2)                                  this Indenture, the Notes (including any Additional Notes), the Guarantees of the Notes (including any Guarantee of Additional Notes), the Priority Deed and the Note Security Documents;

(3)                                  any applicable law, rule, regulation or order;

(4)                                  any instrument governing Indebtedness of a Person acquired by Inmarsat Holdings Limited or any of its Restricted Subsidiaries, as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any

Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5)                                  customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)                                  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) of
Section 4.08(a);

(7)                                  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)                                  Permitted Refinancing Indebtedness constituting Senior Debt of a Guarantor or Indebtedness of a Restricted Subsidiary that is not a Guarantor; provided that the restrictions and encumbrances contained in the agreements governing such Permitted Refinancing Indebtedness are either (i) no more restrictive or (ii) not materially less favorable to the Holders of the Notes, taken as a whole and determined in good faith by the Board of Directors, than the dividend and other payment restrictions contained in the Indebtedness being refinanced;

(9)                                  Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)                            any agreement or instrument relating to Indebtedness of a Restricted Subsidiary that is not a Guarantor or Senior Debt of a Guarantor, in each case, permitted to be incurred after the Issue Date under Section 4.09 if (A) the restrictions and encumbrances contained in the agreements governing such Indebtedness are either (i) no more restrictive or (ii) not materially less favorable to the Holders of the Notes, taken as a whole and determined in good faith by the Board of Directors, than the dividend and other payment restrictions contained in the Senior Credit Agreement and the Original Intercreditor Agreement, in each case, as in effect on the Issue Date and (B) either (i) the final Stated Maturity of the Senior Debt is prior to the final Stated Maturity of the Notes or (ii) such Senior Debt permits payments to be made to the Issuer (pursuant to the Subordinated Intercompany Note Proceeds Loan or otherwise) to fund the repayment of the Notes at final Stated Maturity;

(11)                            customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale and leaseback agreements, share sale agreements and other similar agreements entered into with the approval of the Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(12)                            restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09                                Incurrence of Indebtedness and Issuance of Preference Shares.

(a)                                  Inmarsat Holdings Limited will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Inmarsat Holdings Limited will not issue any Disqualified Shares and will not permit any of its Restricted Subsidiaries to issue any preference shares; provided, however, that (i) Inmarsat Holdings Limited may incur Indebtedness (including Acquired Debt) or issue Disqualified Shares and Restricted Subsidiaries of Inmarsat Holdings Limited

(other than Inmarsat Group Limited and its Restricted Subsidiaries) may incur Indebtedness (including Acquired Debt) or issue preference shares, in each case, if Inmarsat Holdings Limited’s Fixed Charge Coverage Ratio for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Shares or preference shares are issued would have been no less than 1.75 to 1 and (ii) Inmarsat Group Limited and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preference shares if Inmarsat Group Limited’s Fixed Charge Cover Ratio for its most recently ended four fiscal quarters for which financial statements are available immediately proceeding the date on which such additional Indebtedness is incurred or such preference shares are issued would have been no less than 2.0 to 1, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Shares or preference shares had been issued, as the case may be, at the beginning of such four-quarter period.

(b)                                 The provisions of Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)                                  the incurrence by Inmarsat Group Limited and any of its Restricted Subsidiaries of Indebtedness (and letters of credit and bank guarantees) under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit and bank guarantees being deemed to have a principal amount equal to the maximum potential liability of Inmarsat Group Limited and its Restricted Subsidiaries thereunder) not to exceed $975 million less the aggregate amount of all repayments, optional or mandatory, of the principal of any term or capital expenditure Indebtedness under such Credit Facilities (other than repayments that are concurrently refunded or refinanced with additional Indebtedness under Credit Facilities) that have been made by Inmarsat Group Limited or any of its Restricted Subsidiaries since the Issue Date and less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by Inmarsat Group Limited or any of its Restricted Subsidiaries since the Issue Date (including those required pursuant to Section 4.10);

(2)                                  the incurrence by Inmarsat Group Limited and its Restricted Subsidiaries of Indebtedness under or in the form of letters of credit, bank guarantees, short-term credit and overdraft facilities in an aggregate principal amount at any one time outstanding under this clause (2) (with letters of credit, guarantees and overdraft facilities being deemed to have a principal amount equal to the maximum potential liability of Inmarsat Group Limited and its Restricted Subsidiaries thereunder) not to exceed $12.0 million;

(3)                                  the incurrence by Inmarsat Group Limited and its Restricted Subsidiaries of Existing Indebtedness (other than Indebtedness described in clauses (1), (2) and (4) of this Section 4.09(b));

(4)                                  the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes to be issued on the Issue Date (and any Notes issued in payment of Additional Interest with respect thereto) and the related Guarantees of such Notes, and the Exchange Notes to be issued pursuant to the Registration Rights Agreement and the related Guarantees of such Notes, and the incurrence by Inmarsat Holdings Limited of the Subordinated Intercompany Note Proceeds Loan on the Issue Date (for the avoidance of doubt, no Additional Notes (save in payment of Additional Interest) may be issued in reliance on this clause (4));

(5)                                  the incurrence by Inmarsat Group Limited or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Inmarsat Group Limited or any of its Restricted Subsidiaries, whether through the direct purchase of assets or the ordinary shares of any Person owning such assets (including any Indebtedness deemed to be incurred in connection with such purchase), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (5), not to exceed $20.0 million at any time outstanding;

(6)                                  the incurrence by Inmarsat Holdings Limited or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness (provided that the Senior Notes Funding Loan and/or the Subordinated Intercompany Note Proceeds Loan may be refunded or refinanced to the extent required in connection with any permitted refinancing of the Notes or the Existing Senior Notes) that was permitted by this Indenture to be incurred under Section 4.09(a) or clauses (3), (4) or (6) of this Section 4.09(b);

(7)                                  the incurrence by Inmarsat Holdings Limited or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Inmarsat Holdings Limited and any of its Restricted Subsidiaries; provided, however, that:

(A)                              if Inmarsat Holdings Limited or any other Guarantor is the obligor on such Indebtedness and the payee is not Inmarsat Holdings Limited or a Guarantor, such Indebtedness must be expressly subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the relevant Guarantee of the Notes; and

(B)                                (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Inmarsat Holdings Limited or a Restricted Subsidiary of Inmarsat Holdings Limited and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Inmarsat Holdings Limited or a Restricted Subsidiary of Inmarsat Holdings Limited will be deemed, in each case, to constitute an incurrence of such Indebtedness by Inmarsat Holdings Limited or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)                                  the incurrence by Inmarsat Holdings Limited or any of its Restricted Subsidiaries of Hedging Obligations (i) for the purpose of fixing or hedging interest rate risk with respect to or in connection with any Indebtedness that is permitted by the terms of this Indenture to be outstanding or (ii) for the purpose of fixing or hedging currency exchange rate risk or changes in the prices of commodities and, in each case, not entered into for speculative purposes and including any such Hedging Obligations incurred in connection with the issuance of the Notes;

(9)                                  the guarantee by Inmarsat Holdings Limited or any of its Restricted Subsidiaries (other than the Issuer) of Indebtedness of Inmarsat Holdings Limited or a Restricted Subsidiary of Inmarsat Holdings Limited that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated in right of payment to the Notes or any Guarantee of the Notes, then such guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(10)                            the incurrence by Inmarsat Holdings Limited or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business (including guarantees or indemnities related thereto);

(11)                            the incurrence by Inmarsat Holdings Limited or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(12)                            Indebtedness of Inmarsat Holdings Limited and its Restricted Subsidiaries consisting of advance or extended payment terms in the ordinary course of business;

(13)                            the incurrence by Inmarsat Holdings Limited of Indebtedness pursuant to any Subordinated Shareholder Funding;

(14)                            the incurrence by Inmarsat Holdings Limited or any of its Restricted Subsidiaries of Indebtedness arising from agreements of Inmarsat Holdings Limited or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Share Capital of a Subsidiary, other than guarantees of Indebtedness of the Subsidiary disposed of, or incurred or assumed by any Person acquiring all or any portion of such business, assets or Share Capital for the purpose of financing such acquisition; provided that the maximum liability of Inmarsat Holdings Limited and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value) actually received by Inmarsat Holdings Limited and its Restricted Subsidiaries in connection with such disposition;

(15)                            Indebtedness arising in connection with a sale and leaseback of the City Road Property that is permitted under Section 4.17; and

(16)                            the incurrence by Inmarsat Holdings Limited and any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $25.0 million at any time outstanding.

(c)                                  For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to Section 4.09(a), Inmarsat Holdings Limited will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this Section 4.09.  Indebtedness under Credit Facilities outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Shares or preference shares in the form of additional shares of the same class of Disqualified Shares or preference shares will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Shares for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of Inmarsat Holdings Limited as accrued. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that Inmarsat Holdings Limited or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(d)                                 The amount of any Indebtedness outstanding as of any date shall be:

(1)                                  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)                                  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)                                  the Fair Market Value of such asset at the date of determination, and

(b)                                 the amount of the Indebtedness of the other Person;

(3)                                  the greater of the liquidation preference or the maximum fixed redemption or repurchase price of the Disqualified Shares or preference shares, in the case of Disqualified Shares or preference shares;

(4)                                  the Attributable Debt related thereto, in the case of any lease that is part of a sale and leaseback transaction; and

(5)                                  the principal amount of the Indebtedness, in the case of any other Indebtedness.

(e)                                  For purposes of the foregoing, the “maximum fixed repurchase price” of any Disqualified Shares or preference shares that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Shares or preference shares as if such Disqualified Shares or preference shares were redeemed or repurchased on the relevant  date of determination.

Section 4.10                                Asset Sales and Events of Loss.

(a)                                  Inmarsat Holdings Limited will not, and will not permit any of Inmarsat Holdings Limited’s Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)                                  Inmarsat Holdings Limited (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)                                  at least 75% of the consideration received in the Asset Sale by Inmarsat Holdings Limited or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A)                              any liabilities, as shown on the most recent consolidated balance sheet, of Inmarsat Holdings Limited or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes, any Guarantee of the Notes or the Subordinated Intercompany Note Proceeds Loan) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Inmarsat Holdings Limited or such Restricted Subsidiary from liability in respect of those liabilities;

(B)                                any securities, notes or other obligations received by Inmarsat Holdings Limited or any such Restricted Subsidiary from such transferee that are converted by Inmarsat Holdings Limited or such Restricted Subsidiary into cash or Cash Equivalents within 60 days, to the extent of the cash or Cash Equivalents received in that conversion; and

(C)                                any shares or assets of the kind referred to in clauses (4), (5) or (6) of the next paragraph of this Section 4.10.

(b)                                 Within 365 days after the receipt of any Net Proceeds from an Asset Sale and/or any Event of Loss Proceeds required pursuant to Section 4.21 to be applied as set out in this paragraph,

Inmarsat Holdings Limited (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds and Event of Loss Proceeds, at its option:

(1)                                  to repay Indebtedness under the Senior Credit Agreement and, if that Indebtedness is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)                                  to repay Senior Debt of any Restricted Subsidiary of Inmarsat Holdings Limited that is a Guarantor, and, if that Indebtedness is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(3)                                  to repay Indebtedness of any Restricted Subsidiary of Inmarsat Holdings Limited that is not a Guarantor, and, if that Indebtedness is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(4)                                  to acquire all or substantially all of the assets of, or any Share Capital of, a Permitted Business if, after giving effect to any such acquisition of Share Capital, the Permitted Business is or becomes a Restricted Subsidiary of Inmarsat Holdings Limited;

(5)                                  to make a capital expenditure; or

(6)                                  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

(c)                                  Pending the final application of any Net Proceeds or Event of Loss Proceeds, Inmarsat Holdings Limited may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds or Event of Loss Proceeds in any manner that is not prohibited by this Indenture.

(d)                                 Any Net Proceeds from Asset Sales and Event of Loss Proceeds that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, Inmarsat Holdings Limited will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes (or has been issued by a Finance Subsidiary of Inmarsat Holdings Limited and guaranteed by at least Inmarsat Holdings Limited on a pari passu basis) containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets in accordance with Section 3.09 hereof to purchase the Accreted Value of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the aggregate principal amount at maturity thereof, plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to the date of purchase (or if such Asset Sale Offer is prior to the Full Accretion Date, 100% of the Accreted Value of the Notes repurchased on the date of purchase, plus accrued and unpaid Additional Interest, if any, on the Notes repurchased to the date of purchase) in accordance with the procedures set forth herein, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Inmarsat Holdings Limited and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount at maturity or Accreted Value, as applicable, of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e)                                  Inmarsat Holdings Limited will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations and stock exchange rules, to the extent those laws, regulations and rules are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations or securities or investment exchange rules conflict with Section 3.09 or this Section 4.10, Inmarsat

Holdings Limited will comply with the applicable laws, regulations and rules and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.10 by virtue of such conflict.

Section 4.11                                Transactions with Affiliates.

(a)                                  Inmarsat Holdings Limited will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Inmarsat Holdings Limited (each, an “Affiliate Transaction”), unless:

(1)                                  the Affiliate Transaction is on terms that are no less favorable to Inmarsat Holdings Limited or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Inmarsat Holdings Limited or such Restricted Subsidiary with an unrelated Person; and

(2)                                  Inmarsat Holdings Limited delivers to the Trustee:

(A)                              with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of Inmarsat Holdings Limited Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B)                                with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Inmarsat Holdings Limited or such Subsidiary of such Affiliate Transaction from a financial point of view issued by a Qualified Expert.

(b)                                 The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(1)                                  any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by Inmarsat Holdings Limited or any of its Restricted Subsidiaries in the ordinary course of business;

(2)                                  transactions between or among Inmarsat Holdings Limited and/or its Restricted Subsidiaries;

(3)                                  transactions with a Person (other than an Unrestricted Subsidiary of Inmarsat Holdings Limited) that is an Affiliate of Inmarsat Holdings Limited solely because Inmarsat Holdings Limited owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)                                  payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Inmarsat Holdings Limited;

(5)                                  any issuance of Equity Interests (other than Disqualified Shares) of Inmarsat Holdings Limited to Affiliates of Inmarsat Holdings Limited;

(6)                                  Restricted Payments that do not violate Section 4.07 hereof, or Permitted Investments;

(7)                                  loans or advances to employees for travel and relocation in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

(8)                                  Permitted Parent Payments approved by a majority of the disinterested directors of the Board of Directors of Inmarsat Holdings Limited;

(9)                                  any transaction with an Affiliate which was tendered to at least one Affiliate and one non-Affiliate of Inmarsat Holdings Limited if the terms for such transaction agreed by the Affiliate are more favorable to Inmarsat Holdings Limited or the relevant Restricted Subsidiary than the terms for such transaction offered by each non-Affiliate and are otherwise in compliance with the terms of this Indenture, in each case, as determined in good faith by a majority of the disinterested members of the Board of Directors of Inmarsat Holdings Limited;

(10)                            transactions with distributors, suppliers or purchasers of goods or services (excluding transactions with Apax Partners Worldwide LLP, Permira Advisers Limited, funds advised by Apax Partners Worldwide LLP or Permira Advisers Limited and other Affiliates of Apax Partners Worldwide LLP or Permira Advisers Limited), in each case, in the ordinary course of business of Inmarsat Holdings Limited and its Subsidiaries and otherwise in compliance with the terms of this Indenture, which are fair and reasonable to Inmarsat Holdings Limited or the relevant Restricted Subsidiary or are on terms at least as favorable to Inmarsat Holdings Limited or the relevant Restricted Subsidiary as might reasonably have been obtained at such time from a Person that is not an Affiliate, in each case, as determined in good faith by a majority of the disinterested directors of the Board of Directors of Inmarsat Holdings Limited; and

(11)                            transactions pursuant to agreements in existence on the Issue Date (on the terms in effect on such date) and disclosed in the Offering Circular.

Section 4.12                                Liens.

Inmarsat Holdings Limited will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) of any kind on any asset now owned or hereafter acquired; provided, however, that:

(a)                                  Inmarsat Holdings Limited or any other Guarantor may, directly or indirectly, create, incur, assume or suffer to exist any Lien:

(1)                                  to secure Indebtedness that is pari passu with the Notes or the Guarantor’s Guarantee of the Notes; provided that all Obligations under the Notes or the Guarantees of the Notes, as the case may be, are secured on an equal and ratable basis with the Indebtedness so secured; and

(2)                                  in the case of any Guarantor, to secure Senior Debt of such Guarantor; provided that all Obligations under such Guarantor’s Guarantee of the Notes are secured on a subordinated basis to the Obligations so secured; and

(b)                                 any Restricted Subsidiary of Inmarsat Holdings Limited that is not a Guarantor may, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness of such Restricted Subsidiary that is not guaranteed by the Issuer or any Guarantor.

Any such Lien in favor of the Trustee and the Holders of the Notes will be automatically and unconditionally released and discharged concurrently with (i) the unconditional release of the Lien which gave rise to the Lien in favor of the Trustee and the Holders of the Notes (other than as a consequence of an enforcement action with respect to the assets subject to such Lien), (ii)  upon the full and final payment of all amounts payable by the Issuer, Inmarsat Holdings Limited and any other Guarantor under the Notes, this Indenture and the Guarantees of the Notes or (iii) upon legal defeasance or satisfaction and discharge of the Notes as provided by Sections 8.02 and 12.01.

Section 4.13                                Business Activities.

Inmarsat Holdings Limited will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business, except to such extent as would not be material to Inmarsat Holdings Limited and its Restricted Subsidiaries, taken as a whole.

Section 4.14                                Corporate Existence.

Subject to Article 5 hereof, Inmarsat Holdings Limited shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)                                  its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Inmarsat Holdings Limited or any such Restricted Subsidiary; and

(2)                                  the rights (charter and statutory), licenses and franchises of Inmarsat Holdings Limited and its Restricted Subsidiaries;

provided, however, that Inmarsat Holdings Limited shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of Inmarsat Holdings Limited and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15                                Offer to Repurchase Upon Change of Control.

(a)                                  Upon the occurrence of a Change of Control, the Issuer shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of each Holder’s Notes at a purchase price equal to 101% of the Accreted Value of the Notes repurchased, plus Additional Interest, if any, or, if the repurchase occurs after the Full Accretion Date, 101% of the principal amount at maturity of the Notes repurchased, plus accrued and unpaid interest and unpaid Additional Interest, if any, plus, in each case, Additional Amounts, if any, subject to any right of Holders of Notes on the relevant record date to receive interest due on the relevant Regular Interest Payment Date (the “Change of Control Payment”). Within ten Business Days following any Change of Control, the Issuer shall mail a notice to the Trustee and each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1)                                  that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2)                                  the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)                                  that any Note not tendered will continue to accrete original issue discount or accrue interest, as applicable;

(4)                                  that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)                                  that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)                                  that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)                                  that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount at maturity to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount at maturity or an integral multiple thereof.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations and stock exchange rules to the extent those laws, regulations and rules are applicable in connection with the repurchase of the Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations or stock exchange rules conflict with the provisions of Section 3.09 or this Section 4.15 of this Indenture, the Issuer shall comply with the applicable laws, regulations and rules, and shall not be deemed to have breached its obligations under Section 3.09 or this Section 4.15 by virtue of such compliance.

(b)                                 On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(1)                                  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)                                  deposit with the Principal Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)                                  deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate Accreted Value of Notes or portions of Notes being purchased by the Issuer.

The Principal Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, in respect of Global Notes, make such notations thereon as are necessary to reflect the Notes (or interests therein) purchased in such Change of Control Offer and, in respect of Definitive Registered Notes, cause to be authenticated and mailed to each Holder a new Note equal in principal amount at maturity to any unpurchased portion of the Notes surrendered, if any; provided that each new note shall be in a principal amount at maturity of $1,000 or an integral multiple of $1,000.  The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)                                  Notwithstanding anything to the contrary in this Section 4.15, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and Section 3.09 hereof and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

Section 4.16                                No Layering of Debt.

Inmarsat Holdings Limited shall not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Inmarsat Holdings Limited unless such Indebtedness is also contractually subordinated in right of payment to Inmarsat Holdings Limited’s Guarantee of the Notes on substantially identical terms; provided, however, that no Indebtedness will be deemed contractually subordinated in right of payment to any other Indebtedness of Inmarsat Holdings Limited solely by virtue of being unsecured.

No Subsidiary Guarantor whose Guarantee of the Notes is subordinated in right of payment to Senior Debt of such Subsidiary Guarantor shall incur any Indebtedness that is contractually subordinated in right of payment to such Senior Debt and senior in right of payment to such Subsidiary Guarantor’s Guarantee of the Notes; provided, however, that no Indebtedness will be deemed contractually subordinated in right of payment to any other Indebtedness of the relevant Subsidiary Guarantor solely by virtue of being unsecured.

Neither Inmarsat Holdings Limited nor any other Guarantor whose Guarantee of the Notes is unsubordinated shall incur any Indebtedness, and no Guarantor whose Guarantee of the Notes is subordinated in right of payment to Senior Debt shall incur Senior Debt, in each case, if any such Indebtedness is secured by a Lien with respect to any asset and such Lien is subordinated or junior to any other Lien with respect to such asset.

Section 4.17                                Limitation on Sale and Leaseback Transactions.

Inmarsat Holdings Limited shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction unless:

(1)                                  Inmarsat Holdings Limited or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in Section 4.09(a) hereof and (b) incurred a Lien to secure such Indebtedness pursuant to the provisions of Section 4.12 hereof;

(2)                                  the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(3)                                  the transfer of assets in that sale and leaseback transaction is permitted by, and Inmarsat Holdings Limited applies the net proceeds of such transaction in compliance with, Section 4.10 hereof.

Notwithstanding the foregoing, a sale and leaseback transaction involving the City Road Property undertaken in compliance with the Senior Credit Agreement, as in effect on the Issue Date, shall not be subject to this Section 4.17.

Section 4.18                                Payments for Consent.

Inmarsat Holdings Limited shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.19                                Additional Guarantees.

(a)                                  If any Restricted Subsidiary of Inmarsat Holdings Limited that is a Material Subsidiary (or a group of Restricted Subsidiaries that together would constitute a Material Subsidiary) guarantees (the “Triggering Guarantee”) any Indebtedness of Inmarsat Holdings Limited or a Finance Subsidiary after the Issue Date, then concurrently therewith, the relevant Restricted Subsidiary will jointly and severally guarantee the Notes pursuant to a supplemental indenture in the form set forth in Exhibit G; provided that (i) a Restricted Subsidiary’s Guarantee of the Notes may be limited to the extent required by law (but, in such a case, each of Inmarsat Holdings Limited and its Restricted Subsidiaries will use their best efforts to overcome the relevant legal limit precluding the giving of a joint and several Guarantee and, in the case of a financial assistance or similar prohibition, will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally permitted) and (ii) for so long as it is not permissible under applicable law for a Restricted Subsidiary to become a Guarantor, such Restricted Subsidiary need not become a Guarantor (but, in such a case, each of Inmarsat Holdings Limited and its Restricted Subsidiaries will use their best efforts to overcome the relevant legal prohibition precluding the giving of the Guarantee and, in the case of a financial assistance or similar prohibition, will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally permitted).

(b)                                 At the time of execution of the supplemental indenture or other documentation reasonably satisfactory to the Trustee, Inmarsat Holdings Limited shall deliver an Opinion of Counsel addressed to and reasonably satisfactory to the Trustee to the effect that such supplemental indenture has been duly authorized, executed and delivered by the relevant Restricted Subsidiary and constitutes a valid and binding agreement of that Restricted Subsidiary, enforceable in accordance with its terms (subject to customary exceptions).

(c)                                  If:

(1)                                  the Indebtedness of Inmarsat Holdings Limited giving rise to the need to guarantee the Notes ranks pari passu in right of payment to Inmarsat Holdings Limited’s Guarantee of the Notes or the Indebtedness giving rise to the need to guarantee the Notes is incurred by a Finance Subsidiary, any Triggering Guarantee shall rank pari passu in right of payment to the relevant Guarantee of the Notes; or

(2)                                  the Indebtedness of Inmarsat Holdings Limited giving rise to the need to guarantee the Notes is contractually subordinated in right of payment to Inmarsat Holdings Limited’s Guarantee of the Notes, any Triggering Guarantee shall be contractually subordinated in right of payment to the relevant Guarantee of the Notes substantially to the same extent as such Indebtedness is subordinated in right of payment to Inmarsat Holdings Limited’s Guarantee.

Until all amounts which may be or become payable by the Issuer and the Guarantors under the Notes have been irrevocably paid in full in cash, to the extent lawful each such subordinated Triggering Guarantee shall provide that the Guarantor waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer, Inmarsat Holdings Limited or any Restricted Subsidiary of Inmarsat Holdings Limited as a result of any payment by such Guarantor under its Triggering Guarantee.

Section 4.20                                Designation of Restricted and Unrestricted Subsidiaries.

 The Board of Directors of Inmarsat Holdings Limited may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall the business currently operated by any of the Issuer, Inmarsat Group Limited, Inmarsat Investments Limited, Inmarsat Ventures Limited, Inmarsat Ltd (UK), Inmarsat Leasing (Two) Ltd and Inmarsat Launch Company Limited be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Inmarsat Holdings Limited and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by Inmarsat Holdings Limited. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Inmarsat Holdings Limited may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Inmarsat Holdings Limited as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee on the effective date of such designation a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Inmarsat Holdings Limited as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, Inmarsat Holdings Limited will be in default of such covenant.

The Board of Directors of Inmarsat Holdings Limited may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Inmarsat Holdings Limited of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

Section 4.21                                Maintenance of Insurance.

(a)                                  Inmarsat Holdings Limited and its Restricted Subsidiaries will maintain insurance on and in relation to their business and insurable assets with reputable underwriters or insurance companies as follows:

(1)                                  against those risks, and to the extent, usually insured against by prudent companies carrying on a similar business; and

(2)                                  against those risks, and to the extent, required by applicable law or by contract.

For purposes of clauses (1) and (2) of this Section 4.21(a), such insurance shall cover risks recommended to be covered by, and at commercially prudent levels no lower than those recommended by, the insurance brokers or advisors to Inmarsat Holdings Limited and its Restricted Subsidiary from time to time; provided that Inmarsat Holdings Limited shall not be required to implement any such recommendation if the Board of Directors has considered such recommendation and determined in good faith (acting reasonably) that there are sound commercial reasons for not implementing the relevant recommendation.

(b)                                 In respect of the Inmarsat-2, Inmarsat-3 and Inmarsat-4 satellites of Inmarsat Holdings Limited and its Restricted Subsidiaries, clauses (1) and (2) of Section 4.21(a) shall be satisfied if Inmarsat Holdings Limited and its Restricted Subsidiaries maintain, subject to customary exclusions in the market for satellite insurance:

(1)                                  from the Issue Date, in-orbit insurance for all Inmarsat-3 satellites on a net book value basis (or such lesser cover as can be obtained for an annual premium of $3,000,000); and

(2)                                  from 30 days prior to the first launch of an Inmarsat-4 satellite, launch insurance in respect of three Inmarsat-4 satellites providing for insurance coverage of at least $225,000,000 for each Inmarsat-4 satellite in respect of launch and through one year following launch; and

(3)                                  from and after three days prior to expiration of the initial launch and in-orbit coverage referred to in clause (2) of this Section 4.21(b) in respect of any Inmarsat-4 satellite, in-orbit insurance in respect of each such satellite providing for net book value cover at all times;

provided, however, that (i) clause (1) of this Section 4.21(b) shall be satisfied on any date of determination if (A)  Inmarsat Holdings Limited and its Restricted Subsidiaries have in orbit at least five Inmarsat-3 satellites (none of which functions in a manner that would constitute a “total loss” or has given rise to the receipt of insurance proceeds for a “total loss,” in either case, under the in-orbit insurance of Inmarsat Holdings Limited and its Restricted Subsidiaries) and (B)  all Inmarsat-3 satellites are insured on a net book value basis, but payment under such insurance is excluded for the first loss of an Inmarsat-3 satellite and (ii) notwithstanding clause (1) of this Section 4.21(b), Inmarsat Holdings Limited and its Restricted Subsidiaries need not maintain in-orbit insurance for the Inmarsat-3 satellites from and after the date on which at least one Inmarsat-4 satellite has been accepted in orbit if the insurance referred to in clause (2) and (when required) clause (3) of this Section 4.21(b) is in place; and provided further, that, notwithstanding clause (3) of this Section 4.21(b), if and for so long as (A) two Inmarsat-4 satellites have been accepted in orbit and (B) a third Inmarsat-4 satellite has been constructed and is being stored as a ground spare, clause (3) of Section 4.21(b) shall be satisfied if Inmarsat Holdings Limited and its Restricted Subsidiaries maintain, from and after three days prior to expiration of the initial launch and in-orbit coverage referred to in clause (2) of this Section 4.21(b), (A) (x) partial in-orbit cover in respect of the first loss of an Inmarsat-4 satellite in an amount sufficient to cover (I) the cost of purchasing a new launch vehicle for the ground spare plus (II) the cost of insurance cover as described in clause (2) of this Section 4.21(b) in respect of the launch of the ground spare, which shall in no event be less than $120.0 million and (y) business interruption insurance covering any period between the first loss of an Inmarsat-4 satellite and acceptance in orbit of the ground spare and (B) net book value cover for all other Inmarsat-4 satellite losses. For purposes of determining the amount of insurance required to satisfy the requirements of clause (x) of this paragraph, Inmarsat Holdings Limited (or a Restricted Subsidiary of it) shall obtain an insurance report from its insurance broker setting out such broker’s recommendations regarding such insurance cover and levels at the time it is seeking to implement such insurance and at least once every financial year thereafter.

(c)                                  For the purposes of clauses (b)(1) and (b)(3) of this Section 4.21, “net book value” shall be the average of the book values of the relevant satellite as of the first and last days of the period covered by the relevant insurance, in each case, determined in accordance with GAAP; provided that the relevant period covered by the relevant insurance is one year or less.

(d)                                 Inmarsat Holdings Limited and its Restricted Subsidiaries shall promptly pay all premiums and do all things necessary to maintain insurance required of it pursuant to this Section 4.21.

(e)                                  Neither Inmarsat Holdings Limited nor its Restricted Subsidiaries will do or omit to do anything which might render any insurance required by this Section 4.21 void, voidable or unenforceable.

(f)                                    If (i) Inmarsat Holdings Limited or any Restricted Subsidiary receives proceeds from any insurance that covers a satellite owned or utilized by Inmarsat Holdings Limited or its Restricted Subsidiaries or (ii) Inmarsat Holdings Limited or any Restricted Subsidiary receives proceeds from any insurance maintained by any satellite manufacturer or any launch provider covering any of such satellites (the event resulting in the payment of such proceeds, an “Event of Loss”), then all related Event of Loss Proceeds shall be applied in the manner provided for in the second paragraph under Section 4.10.

Section 4.22                                Additional Amounts.

  All payments made by the Issuer and the Guarantors under or with respect to the Notes and the Guarantees of the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment, or other governmental charge of whatever nature (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed or levied by or on behalf of any government or political subdivision or territory or possession of any government or authority or agency or authority therein or thereof having the power to tax (each, a “Taxing Authority”) in any jurisdiction in which the Issuer or any Guarantor (including their permitted successors and assigns) is then incorporated, engaged in business or resident for tax purposes or any jurisdiction by or through which payment is made (each, a “Relevant Taxing Jurisdiction”) unless the Issuer or the Guarantor is required to withhold or deduct Taxes by Law or by the relevant Taxing Authority’s interpretation or administration thereof.

If the Issuer or any Guarantor is required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes or the Guarantees (as the case may be), the Issuer or the Guarantors (as the case may be) will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder of the Notes (including Additional Amounts) after such withholding or deduction will be equal to the amount the Holder of the Notes would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder of the Notes (an “Excluded Holder”) to the extent:

(1)                                  any such Taxes would not have been imposed but for the existence of any present or former connection between such Holder of the Notes and the Relevant Taxing Jurisdiction imposing such Taxes otherwise than merely by the acquisition, ownership or disposition of such Note or receiving any payment in respect thereof or the exercise or enforcement of any rights under the Notes or the Guarantees of the Notes; or

(2)                                  such Holder of the Notes would not have been liable for or subject to such withholding or deduction on account of such Taxes but for the failure to make a valid declaration of non-residence or similar claim for exemption or to provide information concerning nationality, residence or connection with the Relevant Taxing Jurisdiction if:

(a)                                  the making of such declaration or claim or provision of such information is required or imposed by statute, treaty, regulation, ruling or administrative practice of a Taxing Authority of the Relevant Taxing Jurisdiction as a pre-condition to an exemption from, or reduction in, such Taxes; and

(b)                                 at least 60 days prior to the first payment date with respect to which the Issuer or the Guarantors shall apply this clause (2), the Issuer and the Parent Guarantor shall have notified that Holder of the Notes in writing that they shall be required to provide such declaration, claim or information; or

(3)                                  such Holder of the Notes would have been able to avoid such Taxes by presenting the relevant Note to another Paying Agent in a member state of the European Union (as constituted on the Issue Date) or in the United States; or

(4)                                  any such Taxes would not have been imposed but for the presentation by the Holder of such Note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due or payable or was duly provided for, whichever is later; or

(5)                                  where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(6)                                  of any combination of the immediately preceding clauses (1) to (5) (inclusive).

In addition, Additional Amounts will not be payable with respect to any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge with respect to such Notes or with respect to any Tax which is payable otherwise than by deduction or withholding from payments of principal of, premium or discount, if any, or interest on the Notes.

The Issuer or the Guarantors (as the case may be) will also (1) make any required withholding or deduction; and  (2) remit the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable Law.

The Issuer or the Guarantors (as the case may be) will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes. The Issuer or the Guarantors (as the case may be) will use reasonable efforts to furnish to the Holders of the Notes (with a copy to the Trustee), within 30 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable Law, either certified copies of tax receipts evidencing such payment by the Issuer or the Guarantors (as the case may be) or, if such receipts are not obtainable, other evidence of such payments by the Issuer or the Guarantors (as the case may be).

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or the Guarantors (as the case may be) will be obliged to pay Additional Amounts with respect to such payment, the Issuer or the Guarantors (as the case may be) will deliver to the Trustee and the Principal Paying Agent an Officers’ Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Paying Agent on behalf of the Trustee to pay such Additional Amounts to the Holders on the payment date.

Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal, premium, interest or of any other amount payable under, or with respect to, any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Issuer and the Guarantors will pay and indemnify the Holder against any stamp, stamp duty reserve, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise from the original execution, delivery or registration of the Notes, the initial resale thereof by the initial purchasers, any transfer of Definitive Registered Notes issued as a result of and at any time after the Issuer has determined that Global Notes should be exchanged for Definitive Registered Notes pursuant to Section 2.06(a)(3) above and the enforcement of the Notes, the Guarantees of the Notes or the Note Security Documents following the occurrence of any Event of Default with respect to the Notes.

The foregoing provisions shall survive any termination, defeasance or discharge of the Notes and shall apply mutatis mutandis  to any jurisdiction in which any successor Person to the Issuer or the Guarantor, as the case may be, is organized, engaged in business, resident for tax purposes, or otherwise subject to taxation on a net income basis or any political sub-divisions or Taxing Authority or agency thereof or therein.

Section 4.23                                Listing

The Issuer will use its reasonable endeavors to maintain the listing of the Notes on the Luxembourg Stock Exchange for so long as the Notes are outstanding; provided that if at any time the Issuer determines that it can no longer reasonably comply with the requirements for listing the Notes on the Luxembourg Stock Exchange or if maintenance of such listing becomes unduly onerous, it will obtain prior to the delisting of the Notes from the Luxembourg Stock Exchange, and thereafter use its reasonable best efforts to maintain, a listing of such Notes on such other “recognized stock exchange” as defined in §841 of the Income and Corporation Taxes Act 1988 of the United Kingdom.

Section 4.24                                Special Purpose Vehicle Covenants.

(a)                                  Notwithstanding anything contained in this Indenture to the contrary, the Issuer shall not engage in any business activity or undertake any other activity, except any activity (i) relating to the offering, sale, or issuance of the Notes, the incurrence of Indebtedness represented by the Notes, lending or otherwise advancing the proceeds thereof to Inmarsat Holdings Limited and any other activities in connection therewith, (ii) undertaken with the purpose of fulfilling any other Obligations under the Notes, this Indenture, the Registration Rights Agreement or the Note Security Documents or (iii) directly related to the establishment and/or maintenance of the Issuer’s corporate existence.

(b)                                 The Issuer shall not (i) incur any Indebtedness other than the Indebtedness represented by the Notes, Notes issued in respect of Additional Interest and, subject to compliance with Section 4.09, Additional Notes or (ii) issue any Share Capital other than ordinary shares to Inmarsat Holdings Limited (and one share to Inmarsat Group Holdings Limited).

(c)                                  The Issuer shall not create, incur, assume or suffer to exist any Lien to secure Indebtedness over any of its property or assets, or any proceeds therefrom, except for Liens to secure the Notes.

(d)                                 The Issuer shall, at all times remain a Wholly-Owned Restricted Subsidiary of Inmarsat Holdings Limited (save for one share held by Inmarsat Group Holdings Limited).

(e)                                  The Issuer shall not merge, consolidate, amalgamate or otherwise combine with or into another Person except Inmarsat Holdings Limited, or sell, convey, transfer, lease or otherwise dispose of any material property or assets to any Person except (i) to Inmarsat Holdings Limited or (ii) any merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction where (A) to do so is required to avoid the payment of Additional Amounts and (B) would not adversely affect the security over the Subordinated Intercompany Note Proceeds Loan.

(f)                                    For so long as any Notes are outstanding, the Issuer shall not (i) change the Stated Maturity of the principal of, or any installment of interest on, the Subordinated Intercompany Note Proceeds Loan; (ii) reduce the rate of interest on the Subordinated Intercompany Note Proceeds Loan; (iii) change the currency for payment of any amount under the Subordinated Intercompany Note Proceeds Loan; (iv) prepay or otherwise reduce or permit the prepayment or reduction of the Subordinated Intercompany Note Proceeds Loan (save to facilitate a corresponding payment of Accreted Value on the Notes); (v) assign or novate the Subordinated Intercompany Note Proceeds

Loan; or (vi) amend, modify or alter the Subordinated Intercompany Note Proceeds Loan in any manner adverse to the Holders of the Notes. Notwithstanding the foregoing, the Subordinated Intercompany Note Proceeds Loan may be prepaid or reduced to facilitate or otherwise accommodate or reflect a repayment, redemption or repurchase of outstanding Notes.

(g)                                 For so long as any Notes are outstanding, Inmarsat Holdings Limited shall not commence or take any action to facilitate a winding-up, liquidation or other analogous proceeding in respect of the Issuer.

ARTICLE 5.

SUCCESSORS

Section 5.01                                Merger, Consolidation, or Sale of Assets.

(a)                                  Inmarsat Holdings Limited may not, directly or indirectly (i) merge, consolidate, amalgamate or otherwise combine with or into another Person (whether or not Inmarsat Holdings Limited is the surviving corporation); or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Inmarsat Holdings Limited and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1)                                  either (a) Inmarsat Holdings Limited is the surviving corporation or (b) the Person formed by or surviving any such merger, consolidation, amalgamation or other combination (if other than Inmarsat Holdings Limited) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United Kingdom, any state of the United States or the District of Columbia;

(2)                                  the Person formed by or surviving any such merger, consolidation, amalgamation or other combination (if other than Inmarsat Holdings Limited) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the Obligations of Inmarsat Holdings Limited under the Notes, this indenture, the Registration Rights Agreement, the Note Security Documents, the Subordinated Intercompany Note Proceeds Loan, the Priority Deed and the Intercreditor Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)                                  immediately after such transaction, no Default or Event of Default exists; and

(4)                                  Inmarsat Holdings Limited or the Person (as applicable) formed by or surviving any such merger, consolidation, amalgamation or other combination (if other than Inmarsat Holdings Limited), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(A)                              will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test under clause (i) of Section 4.09(a) and

(B)                                will (either directly or through its Restricted Subsidiaries), on the date of such transaction after giving effect thereto, retain all licenses and other authorizations reasonably required to operate its business as it was conducted prior to such transaction.

(b)                                 In addition, neither Inmarsat Holdings Limited may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(c)                                  Section 5.01(a) shall not apply to a merger of Inmarsat Holdings Limited with an Affiliate solely for the purpose of reincorporating Inmarsat Holdings Limited in another jurisdiction.

Section 5.02                                Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Inmarsat Holdings Limited in a transaction that is subject to, and that complies with the provisions of, Section 5.01(a) hereof, the successor corporation formed by such consolidation or into or with which Inmarsat Holdings Limited is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to Inmarsat Holdings Limited shall refer instead to the successor corporation and not to Inmarsat Holdings Limited), and may exercise every right and power of Inmarsat Holdings Limited under this Indenture with the same effect as if such successor Person had been named in place of Inmarsat Holdings Limited herein; provided, however, that Inmarsat Holdings Limited shall not be relieved from its obligation to pay the principal of and interest on the Notes except in the case of a sale of all of its assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01(a) hereof.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01                                Events of Default.

Each of the following is an “Event of Default”:

(1)                                  the Issuer defaults for 30 days in the payment when due of interest, Additional Interest or Additional Amounts with respect to the Notes;

(2)                                  the Issuer defaults in the payment when due (at maturity, upon redemption or otherwise) of the Accreted Value or principal of, or premium, if any, on the Notes;

(3)                                  Inmarsat Holdings Limited or any of its Restricted Subsidiaries fails to comply with its Obligation to repurchase Notes under Sections 4.10 or 4.15 hereof, or to comply with Section 5.01 hereof;

(4)                                  Inmarsat Holdings Limited or any of its Restricted Subsidiaries fails to comply with any other agreement in this Indenture, the Note Security Documents, the Priority Deed or the Intercreditor Agreement for 45 days after written notice by the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

(5)                                  a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Inmarsat Holdings Limited or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Inmarsat Holdings Limited or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(A)                              is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B)                                results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(6)                                  a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against Inmarsat Holdings Limited or any of its Restricted Subsidiaries, which judgment or judgments are not paid, discharged or stayed for a period of 60 days; provided that the aggregate amount of all such undischarged judgments exceeds $20.0 million;

(7)                                  an order being made or an effective resolution being passed for the administration, winding-up or dissolution of Inmarsat Holdings Limited or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary (except, in the case of a Restricted Subsidiary, for a winding-up for the purpose of a reconstruction or amalgamation the terms of which have previously been approved in writing by the Trustee or approved by a majority of the Holders or a voluntary solvent winding-up or dissolution in connection with the transfer of all or the major part of the business, undertaking and assets of such Restricted Subsidiary to Inmarsat Holdings Limited or another Restricted Subsidiary);

(8)                                  Inmarsat Holdings Limited or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary stopping or announcing an intention to stop payment in respect of any binding obligations or ceasing to carry on all or substantially all of its business (except a cessation (i) in the circumstances referred to in the parentheses of paragraph (7) above or (ii) consequent upon a sale by a Restricted Subsidiary of all or any part of its business, either to Inmarsat Holdings Limited or another Restricted Subsidiary, or on arm’s length terms and for fair market value (to be conclusively evidenced to the Trustee by a certificate from two members of the Board of Directors of Inmarsat Holdings Limited));

(9)                                  proceedings being initiated against Inmarsat Holdings Limited under any applicable liquidation, insolvency, composition, reorganization or other similar laws or an encumbrancer taking possession of, or an administrative or other receiver, an administrator or any similar official being appointed in relation to, Inmarsat Holdings Limited or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or in relation to the whole or a material part of the undertaking, property, assets or revenues of Inmsarsat Holdings Limited or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or an administrative or other receiver, an administrator or any distress or execution or other legal process being levied or enforced upon or sued out against the whole or any material part of the chattels or property of Inmsarsat Holdings Limited or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries in respect of an aggregate principal amount of at least $30,000,000 (or its equivalent in any other currency, which, in any such case (other than the appointment of an administrator), is not discharged within 28 days;

(10)                            Inmarsat Holdings Limited or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary being unable to pay its debts within the meaning of Section 123(1), (b), (c) or (d) of the Insolvency Act 1986;

(11)                            Inmarsat Holdings Limited or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary consenting to proceedings relating to itself under any applicable bankruptcy, insolvency, composition or other similar laws (except, in the case of a Restricted Subsidiary, for a winding-up for the purpose of a reconstruction or amalgamation the terms of which have previously been approved in writing by the Trustee or approved by a majority of the Holders or a voluntary solvent winding-up or dissolution in connection with the transfer of all or the major part of the business, undertaking and assets of such Restricted Subsidiary to Inmarsat Holdings Limited or another Restricted Subsidiary) or making a conveyance or assignment for the benefit of, or entering into any composition with, its creditors generally, or being adjudicated or found bankrupt or insolvent by any competent court;

(12)                            in relation to Inmarsat Holdings Limited or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, any event occurring which under the laws of the relevant jurisdiction is analogous to those matters referred to in clauses (7) to (11) above;

(13)                            breach by Inmarsat Holdings Limited or any of its Restricted Subsidiaries of any material representation or warranty or agreement in the Note Security Documents, the repudiation by Inmarsat Holdings Limited or any of its Restricted Subsidiaries of any of its obligations under the Note Security Documents or the unenforceability of the Note Security Documents against Inmarsat Holdings Limited or the Issuer;

(14)                            except as permitted by this Indenture, any Guarantee of the Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the Notes; or

(15)                            the Subordinated Intercompany Note Proceeds Loan ceases to be in full force and effect or is declared fully or partially void in a judicial proceeding or Inmarsat Holdings Limited asserts that the Subordinated Intercompany Note Proceeds Loan is fully or partially invalid.

Section 6.02                                Acceleration.

In the case of an Event of Default specified in clause (7) to (12) of Section 6.01 hereof, with respect to the Issuer, Inmarsat Holdings Limited or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Upon any such declaration, the Accreted Value of the Notes shall become due and payable immediately.

The Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration or waive any existing Default or Event of Default and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium or Additional Amounts, if any, and Additional Interest, if any, that has become due solely because of the acceleration) have been cured or waived.

Section 6.03                                Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of Accreted Value, premium and Additional Amounts, if any, and Additional Interest, if any, and interest on the Notes, to enforce the performance of any provision of the Notes, this Indenture or the Note Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04                                Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount at maturity of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal, interest, premium, Additional Amounts and Additional Interest, if any on the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05                                Control by Majority.

Holders of a majority in principal amount at maturity of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

In connection with the exercise of its functions (including but not limited to those referred to herein) the Trustee shall have regard to the interests of the Holders of the Notes as a class and shall not have regard to the consequences of such exercise for individual Holders.

Section 6.06                                Limitation on Suits.

Except to enforce the right to receive payment of Accreted Value, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture, the Notes or the Note Security Documents unless:

(1)                                  such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)                                  Holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)                                  such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)                                  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)                                  Holders of a majority in aggregate principal amount at maturity of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07                                Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of Accreted Value, premium and Additional Amounts, if any, and Additional Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08                                Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of Accreted Value of, premium and Additional Amounts, if any, and Additional Interest, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09                                Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10                                Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:                                           to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:                             to Holders of Notes for amounts due and unpaid on the Notes for Accreted Value, premium and Additional Amounts, if any, and Additional Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for Accreted Value, premium and Additional Amounts, if any, and Additional Interest, if any, and interest, respectively; and

Third:                                       to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11                                Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount at maturity of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

Section 7.01                                Appointment of Trustee

The Trustee is appointed to act as Trustee pursuant to this Indenture and to hold the benefit of the security created by the Note Security Documents on trust for the Holders.

Each Holder by its acceptance of a Note confirms the appointment of the Trustee as set out above.  The Trustee confirms that it accepts its appointment as Trustee pursuant to the terms of this Indenture.

Section 7.02                                Duties of Trustee.

(a)                                  If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)                                 Except during the continuance of an Event of Default:

(1)                                  the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)                                  in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)                                  The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)                                  this paragraph does not limit the effect of paragraph (b) of this Section 7.02;

(2)                                  the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)                                  the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)                                 Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.02.

(e)                                  No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.  The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)                                    The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.03                                Rights of Trustee.

(a)                                  The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)                                 Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)                                  The Trustee may assume, without enquiry, in the absence of actual knowledge or express notice to the contrary, that the Issuer and any Guarantor is each duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(d)                                 The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(e)                                  The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(f)                                    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(g)                                 The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Section 7.04                                Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest (as it is defined in TIA § 310), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.11 and 7.12 hereof.

Section 7.05                                Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any Guarantee, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.06                                Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, premium or Additional Amounts, if any, and Additional Interest, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.07                                Reports by Trustee to Holders of the Notes.

(a)                                  Within 60 days after each March 1 beginning with the March 1 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that would comply with TIA § 313(a) as if this Indenture were required to be qualified under TIA (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also will comply with TIA § 313(b)(2) as if this Indenture were required to be qualified under the TIA.  The Trustee will also transmit by mail all reports as required by TIA § 313(c) as if this Indenture were required to be qualified under TIA.

(b)                                 A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Issuer and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d) as if this Indenture were required to be qualified under TIA.  The Issuer will promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.08                                Compensation and Indemnity.

(a)                                  The Issuer will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture, the Note Security Documents and services hereunder and thereunder.  The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust.  The Issuer will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services hereunder and under the Note Security Documents.  Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)                                 The Issuer and the Guarantors, jointly and severally, will indemnify the Trustee (which, for the purposes of this Section 7.08, shall include its officers, directors, employees and agents) against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the Note Security Documents, including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.08), enforcing the Pledge Agreement against the Issuer and defending itself against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties under this Indenture or the Note Security Documents, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith.  The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuer will not relieve the Issuer or any of the Guarantors of its obligations hereunder.  The Issuer or such Guarantor will defend the claim and the Trustee will cooperate in the defense.  The Trustee may have separate counsel and the Issuer will pay the reasonable fees and expenses of such counsel.  Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)                                  The obligations of the Issuer and the Guarantors under this Section 7.08 will survive the satisfaction and discharge of this Indenture and the resignation and removal of the Trustee.

(d)                                 To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.08, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien will survive the satisfaction and discharge of this Indenture.

(e)                                  When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) to (12) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)                                    The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.09                                Replacement of Trustee.

(a)                                  A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.09.

(b)                                 The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing.  The Issuer may remove the Trustee if:

(1)                                  the Trustee fails to comply with Section 7.11 hereof;

(2)                                  the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)                                  a custodian or public officer takes charge of the Trustee or its property; or

(4)                                  the Trustee becomes incapable of acting.

(c)                                  If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)                                 If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)                                  If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.11 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)                                    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee will mail a notice of its succession to Holders.  The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.08 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.09, the Issuer’s obligations under Section 7.08 hereof will continue for the benefit of the retiring Trustee.

Section 7.10                                Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.11                                Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof or the United Kingdom that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by U.S. federal or state or U.K. authorities and that has a combined capital and surplus of at least $100.0 million (or equivalent in another currency) as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5) as if this Indenture were required to be qualified under the TIA.  For purposes of this Indenture, the Trustee will be deemed to be subject to TIA § 310(b); provided, however that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities of, or certificates of interest or participation in other securities of, the Issuer are outstanding if the requirements for such exclusion as set forth in TIA § 310(b)(1) are met.

Section 7.12                                Preferential Collection of Claims Against Issuer.

The Trustee will be deemed to be subject to TIA § 311(a) on the same basis as if this Indenture were required to be qualified under the TIA, excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be deemed to be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01                                Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, and at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes and all outstanding Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02                                Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their respective obligations with respect to all outstanding Notes (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other Obligations under such Notes, the Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)                                  the rights of Holders of outstanding Notes to receive payments in respect of the principal, interest, premium, Additional Amounts and Additional Interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)                                  the Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3)                                  the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith;

(4)                                  Section 4.22 hereof; and

(5)                                  the Legal Defeasance provisions of this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03                                Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4,17, 4.18, 4.19, 4.20, 4.21 and 4.24(a) to (f) hereof and clause (4) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby.  In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(5) hereof will not constitute Events of Default.

Section 8.04                                Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1)                                  the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, noncallable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the Accreted Value of, premium and Additional Amounts, if any, and Additional Interest, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)                                  in the case of an election under Section 8.02 hereof, the Issuer has delivered:

(a)                                  to the Trustee an Opinion of Counsel from U.S. counsel addressed to and reasonably acceptable to the Trustee confirming that (i) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or (ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and

(b)                                 an Opinion of Counsel from United Kingdom counsel addressed to and reasonably acceptable to the Trustee to the effect that (i) Holders of the Notes will not recognize income, gain or loss for United Kingdom income tax purposes as a result of the Legal Defeasance and will be subject to United Kingdom income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred, and (ii) payments from the defeasance trust can be made free and exempt from any and all withholding and other taxes of whatever nature imposed or levied by or on behalf of the United Kingdom or any taxing authority thereof;

(3)                                  in the case of an election under Section 8.03 hereof, the Issuer has delivered:

(a)                                  to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(b)                                 an Opinion of Counsel from United Kingdom counsel addressed to and reasonably acceptable to the Trustee to the effect that (i) Holders of the Notes will not recognize income, gain or loss for United Kingdom income tax purposes as a result of the Legal Defeasance and will be subject to United Kingdom income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred, and (ii) payments from the defeasance trust can be made free and exempt from any and all withholding and other taxes of whatever nature imposed or levied by or on behalf of the United Kingdom or any taxing authority thereof;

(4)                                  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)                                  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which Inmarsat Holdings Limited or any of its Subsidiaries is a party or by which Inmarsat Holdings Limited or any of its Subsidiaries is bound;

(6)                                  the Issuer must deliver to the Trustee an Officers’ Certificate stating that in making the deposit, the Issuer was not influenced by a desire to prefer the Holders of Notes over the other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7)                                  the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05                                Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and noncallable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Additional Amounts, if any, and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or noncallable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or noncallable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06                                Repayment to Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or Additional Amounts, if any, and Additional Interest, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium or Additional Amounts, if any, and Additional Interest, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07                                Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or noncallable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium or Additional Amounts, if any, and Additional Interest, if any, or interest on any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01                                Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Guarantees of the Notes, the Intercreditor Agreement, the Priority Deed, the Note Security Documents or the Registration Rights Agreement without the consent of any Holder of a Note:

(1)                                  to cure any ambiguity, defect or inconsistency;

(2)                                  to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)                                  to provide for the assumption of the obligations of Inmarsat Holdings Limited, the Issuer or any Guarantor to the Holders of the Notes in the case of a merger,

consolidation, amalgamation or other combination, or a sale of all or substantially all of the assets of Inmarsat Holdings Limited, the Issuer or such Guarantor;

(4)                                  to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture, the Notes, the Guarantees of the Notes, the Intercreditor Agreement, the Priority Deed or the Note Security Documents of any such Holder;

(5)                                  to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6)                                  to conform the text of this Indenture, the Notes, the Guarantees of the Notes, the Priority Deed or the Note Security Documents to any provision of the “Description of the Notes” section of the Offering Circular, to the extent that such provision in that “Description of the Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Guarantees of the Notes, the Priority Deed or the Note Security Documents;

(7)                                  to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

(8)                                  to provide for the discharge of a Guarantor or a release of security in accordance with the terms of this Indenture; or

(9)                                  to enter into an Intercreditor Agreement to (A) subordinate any Guarantee of the Notes given pursuant to Section 4.19 to Senior Debt of the relevant Guarantor permitted to be incurred under this Indenture after the Issue Date in accordance with Section 4.19, (B) to make any Lien granted in favor of the Holders of the Notes pursuant to Section 4.12 junior to the relevant Lien giving rise to the obligation to secure the Notes or the Guarantees of the Notes under such Section 4.12 or to any other senior Lien (C) to subordinate any Triggering Guarantee to the Notes and/or the Guarantees of the Notes, and (D) to subordinate any Subordinated Shareholder Funding permitted to be incurred under this Indenture to the Notes, the Guarantees of the Notes and the Subordinated Intercompany Note Proceeds Loan on substantially equivalent terms (including the same remedy bars in favor of Holders of the Notes and the Guarantees) to those on which the Subordinated Preference Certificates are subordinated to Indebtedness under the Notes, the Guarantees of the Notes and the Subordinated Intercompany Note Proceeds Loan pursuant to the Priority Deed (in each case, as in effect on the Issue Date), provided, however, that in the case of clause (A) and (B) that any such Intercreditor Agreement provides that either (i) the final Stated Maturity of the Senior Debt is prior to the final Stated Maturity of the Notes or (ii) such Intercreditor Agreement permits payments to be made to the Issuer to fund the repayment of the Notes at the Stated Maturity thereof.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.03 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and the TIA and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02                                With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Guarantees of the Notes, the Intercreditor

Agreement, the Priority Deed, the Subordinated Intercompany Note Proceeds Loan, the Note Security Documents and Registration Rights Agreement with the consent of the Holders of at least a majority in principal amount at maturity of the Notes (including, without limitation, Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the Accreted Value of, premium or Additional Amounts, if any, and Additional Interest, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Guarantees of the Notes, the Intercreditor Agreement, the Priority Deed, the Subordinated Intercompany Note Proceeds Loan, the Note Security Documents and the Registration Rights Agreement may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.03 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Indenture, the Notes, the Guarantees, the Intercreditor Agreement, the Priority Deed, the Subordinated Intercompany Note Proceeds Loan, the Note Security Documents and Registration Rights Agreement.  However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)                                  reduce the principal amount at maturity of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)                                  reduce the Accreted Value or principal amount at maturity of or change the Stated Maturity of any Note or alter the provisions with respect to the redemption of the Notes;

(3)                                  reduce the rate of or change the Stated Maturity of any payment of interest, accretion of original issue discount or Additional Interest on any Note;

(4)                                  waive a Default or Event of Default in the payment of Accreted Value, principal, premium, interest, Additional Amounts, if any, and Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)                                  make any Note payable in money other than that stated in the Notes;

(6)                                  make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium, interest, Additional Interest or Additional Amounts on the Notes;

(7)                                  waive a redemption payment with respect to any Note;

(8)                                  change the ranking of the Notes, the Guarantees of the Notes or the security created pursuant to the Note Security Documents;

(9)                                  make any change in the foregoing amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of this Indenture, the Notes, the Guarantees of the Notes, the Subordinated Intercompany Note Proceeds Loan, the Intercreditor Agreement, the Priority Deed or the Note Security Documents relating to the release of any Guarantor from any Obligation under its Guarantee of the Notes or this Indenture (except in accordance with this Indenture) or of the security for the Notes and the Guarantees of the Notes (except in accordance with this Indenture), in either case, that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of at least 90% in aggregate principal amount of Notes then outstanding.

Section 9.03                                Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in a amended or supplemental indenture that would comply with the TIA as then in effect as if this Indenture were required to be qualified under the TIA.

Section 9.04                                Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05                                Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06                                Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuer and the Guarantors may not sign an amended or supplemental indenture until the respective Board of Directors approves it.  In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.02 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10.

COLLATERAL AND SECURITY

Section 10.01                          Security Documents.

(a)                                  The due and punctual payment of the Accreted Value, principal, premium, interest, Additional Amounts and Additional Interest, if any, on the Notes and the Guarantees when and as the same shall be due and payable, whether on a Regular Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, interest, Additional Amounts and Additional Interest (to the extent permitted by law), if any, on the Notes and the Guarantees and performance of all other obligations of the Issuer and the Guarantors to the Holders of Notes and the Trustee under this Indenture, the Notes and the Guarantees are secured as provided in the Note Security Documents.

(b)                                 Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Note Security Documents as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Trustee to enter into the Note Security Documents and to perform its obligations and exercise its rights thereunder in accordance herewith and therewith.

(c)                                  The Issuer will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Note Security Documents to assure and confirm to the Trustee that it holds, for the benefit of the Holders, duly created, enforceable and perfected Liens as contemplated hereby, by the Note Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and Guarantees secured hereby, according to the intent and purposes herein expressed.  The Issuer and the Guarantors will each take, and will cause their Subsidiaries to take, upon request of the Trustee, any and all actions reasonably required to cause the Note Security Documents to create and maintain, as security for the Obligations of the Issuer hereunder, a valid and enforceable perfected first priority Lien in and on the relevant Pledged Collateral in favor of the Trustee for the benefit of the Holders of Notes, superior to and prior to the rights of all third Persons and subject to no other Liens than Permitted Liens.

Section 10.02                          Release of Collateral.

(a)                                  Subject to subsections (b) through (e) of this Section 10.02, Pledged Collateral shall be released from the Lien and the security interest created by the Note Security Documents in accordance with the provisions of the Note Security Documents and upon Legal Defeasance or satisfaction and discharge of the Notes under Section 12.01;

(b)                                 In connection with the foregoing, the Trustee will execute, deliver and acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Pledged Collateral permitted to be released pursuant to the foregoing provisions.

(c)                                  No Pledged Collateral may be released from the Lien and security interest created by the Note Security Documents pursuant to the provisions of the Note Security Documents unless the certificates required by Section 10.03 have been delivered to the Trustee.

(d)                                 At any time when a Default or Event of Default has occurred and is continuing, no release of Pledged Collateral pursuant to the provisions of the Note Security Documents will be effective as against the Holders of Notes.

(e)                                  The release of any Pledged Collateral from the terms of this Indenture and the Note Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Pledged Collateral is released pursuant to the terms of the Note Security Documents.  The Issuer and the Guarantors will comply with the provisions of TIA § 314.  To the extent applicable, the Issuer and the Guarantors will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien and security interest of the Note Security Documents and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Note Security Documents, to be complied with.  Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Issuer or any Guarantor except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or approved (such approval not to be unreasonably withheld) by the Trustee.

Notwithstanding anything to the contrary in this paragraph, the Issuer and the Guarantors will not be required to comply with all or any portion of TIA §314(d) if they determine, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of releases of collateral.

Section 10.03                          Certificates of the Issuer.

The Issuer will furnish to the Trustee, prior to each proposed release of Pledged Collateral pursuant to the Note Security Documents:

(1)                                  all documents required by TIA §314(d); and

(2)                                  an Opinion of Counsel, which may be rendered by internal counsel to the Issuer, to the effect that such accompanying documents constitute all documents required by TIA §314(d) and, if applicable, such release complies with the Note Security Documents.

The Trustee may, to the extent permitted by Sections 7.02 and 7.03 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

Section 10.04                          Certificates of the Trustee.

In the event that the Issuer wishes to release Pledged Collateral in accordance with the Note Security Documents and has delivered the certificates and documents required by the Note Security Documents and Sections 10.02 and 10.03 hereof, the Trustee will determine whether it has received all documentation required by TIA § 314(d) in connection with such release.

Section 10.05                          Authorization of Actions to Be Taken by the Trustee Under the Note Security Documents.

(a)                                  Subject to the provisions of Section 7.02 and 7.03 hereof, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, take and shall take (at the direction of the Holders) all actions necessary or appropriate in order to:

(1)                                  enforce any of the terms of the Note Security Documents; and

(2)                                  collect and receive any and all amounts payable in respect of the Obligations of the Issuer or any Guarantor hereunder or under the Note Security Documents.

(b)                                 Subject to the foregoing, the Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Pledged Collateral by any acts that may be unlawful or in violation of the Note Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Pledged Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

Section 10.06                          Authorization of Receipt of Funds by the Trustee Under the Note Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Note Security Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 10.07                          Termination of Security.

Upon the full and final payment and performance of all Obligations of the Issuer and the Guarantors under this Indenture, the Notes and the Guarantees, the Trustee will release the Liens pursuant to this Indenture and the Note Security Documents.

ARTICLE 11.

GUARANTEES

Section 11.01                          Guarantee.

(a)                                  Subject to this Article 11, each Guarantor hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(1)                                  the Accreted Value of, interest, premium, and Additional Amounts, if any, and Additional Interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue Accreted Value of, interest, Additional Amounts, if any, and Additional Interest, if any, (to the extent permitted by law), on the Notes, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)                                  in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)                                 The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this

Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)                                  If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)                                 Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Guarantee.  The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 11.02                          Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer, a fraudulent conveyance or a transaction at under value for purposes of Bankruptcy Law or any similar law to the extent applicable to any Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer, fraudulent conveyance or transaction at under value.  In addition, the Board of Directors of the Issuer and each Guarantor is satisfied, after due and careful consideration of the terms of the Guarantees, that the giving of the Guarantees by the Guarantors is for the purposes and to the benefit of the Issuer and each Guarantor.

Section 11.03                          Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form attached as Exhibit F hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 11.04                          Guarantors May Consolidate, etc., on Certain Terms.

Inmarsat Holdings Limited may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate, merge, amalgamate or otherwise combine with or into (whether or not Inmarsat Holdings Limited is the surviving person), any person unless it complies with Section 5.01.

Without prejudice to Article 5, no Subsidiary Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate, merge, amalgamate or otherwise combine with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, unless:

(1)                                  immediately prior to and after giving effect to that transaction, no Default or Event of Default exists; and

(2)                                  either:

(a)                                  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under this Indenture, its Guarantee, the Registration Rights Agreement, the Intercreditor Agreement, the Priority Deed and the Note Security Documents; or

(b)                                 such sale is undertaken in accordance with, and the Net Proceeds of such sale or other disposition are applied in accordance with, the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof.

In case of any such sale, consolidation or merger, and the upon compliance with clause (2) of the second paragraph of this Section 11.04, such successor Person will succeed to and be substituted for the relevant Subsidiary Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee.  All the Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

Section 11.05                          Releases.

The Guarantee of Inmarsat Holdings Limited will be released upon the full and final payment and performance of all Obligations under this Indenture and the Notes.

Subject to Article 5, any Guarantee by a Restricted Subsidiary of Inmarsat Holdings Limited shall be released:

(1)                                  if the Parent Guarantor designates such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.20;

(2)                                  upon Legal Defeasance or Covenant Defeasance, or satisfaction and discharge of the Notes as provided under Section 12.01;

(3)                                  if (A) all shares of the relevant Subsidiary Guarantor (or any direct or indirect Holding Company) are sold or otherwise disposed of to a Person that is not an Affiliate of Inmarsat Holdings Limited, (B) such sale or other disposition referred to in clause (A) complies with, and the Net Proceeds thereof are applied in compliance with, Section 4.10 and (C) immediately prior to and after giving effect to that transaction, no Default or Event of Default exists; and

(4)                                  upon the unconditional release of the Triggering Guarantee that gave rise to the relevant Guarantee of the Notes (other than as a consequence of any enforcement action by the beneficiaries thereof); provided that such Guarantor does not have any other guarantees of Indebtedness outstanding on the date of the proposed release that would (were such other guarantee granted on the release date) require the granting of a Guarantee of the Notes under Section 4.19 of this Indenture.

Any Guarantor not released from its obligations under its Guarantee as provided in this Section 11.05 will remain liable for the full amount of Accreted Value of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12.

SATISFACTION AND DISCHARGE

Section 12.01                          Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1)                                  either:

(a)                                  all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuer), have been delivered to the Trustee for cancellation; or

(b)                                 all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, noncallable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium Additional Amounts, if any, and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)                                  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3)                                  the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4)                                  the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section, the provisions of Sections 12.02 and 8.06 will survive.  In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.08 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02                          Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13.

MISCELLANEOUS

Section 13.01                          Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 13.02                          Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Inmarsat Holdings Limited
99 City Road
London EC1Y 1AX
United Kingdom
Telecopier No.:  +44 20 7728 1665
Attention:  Company Secretary

With a copy to:
Clifford Chance
10 Upper Bank Street

London  E14 5JJ
United Kingdom
Telecopier No.:  +44 20 7600 5555
Attention:  John W. Connolly III

If to the Trustee:
The Bank of New York
One Canada Square

London E14 5AL
Telecopier No.:  +44 20 7964 6399
Attention:  Corporate Trust

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.03                          Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04                          Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(1)                                  an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)                                  an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05                          Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

(1)                                  a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)                                  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)                                  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)                                  a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06                          Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07                          No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Guarantees of the Notes, the Note Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

Section 13.08                          Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09                          Submission to Jurisdiction.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE ISSUER OR ANY GUARANTOR ARISING OUT OF OR RELATING HERETO OR ANY OTHER TRANSACTION DOCUMENT, OR ANY OF THE OBLIGATIONS THEREUNDER, OR ARISING UNDER THE U.S. FEDERAL OR STATE SECURITIES LAWS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF

NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, THE ISSUER AND EACH GUARANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;  WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE AS SET OUT IN SECTION 13.10 BELOW OR BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ISSUER OR THE APPLICABLE GUARANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 13.02;  AGREES THAT SUCH SERVICE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE ISSUER OR THE APPLICABLE GUARANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND  AGREES TRUSTEE RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE ISSUER OR THE APPLICABLE GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

Section 13.10                          Service of Process

The Issuer and each Guarantor hereby acknowledge and agree that each of them has, by separate letter agreement, irrevocably appointed CT Corporation, as its authorized agent upon which process may be served in any suit or proceeding against the Issuer and each Guarantor arising out of or relating to this Indenture or arising under the U.S. federal or state securities laws and arising out of, related to or based upon the transactions contemplated by this Indenture, and agree that service of process upon such agent, and written notice of said service to them, by the person serving the same to the address provided in Section 13.02, shall be deemed in every respect effective service of process upon either of them in any such suit or proceeding.  The Issuer and each Guarantor further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of this Indenture.

Section 13.11                          Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER TRANSACTION DOCUMENTS.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 13.11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 13.12                          Foreign Judgment Currency.

If any Person suffers or incurs a loss, cost, liability or expense due to:

(a)                                  it receiving an amount in respect of the Issuer or any Guarantor’s liability under this Indenture; or

(b)                                 such a liability being converted into claim, proof, judgment, order or award,

in a current differing from that in which the amount is expressed to be payable under this Indenture, the Issuer or any Guarantor, as applicable, shall, as an independent obligation, indemnify such Person against that loss, cost, liability or expense within three (3) Business Days of demand.

Section 13.13                          No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.14                          VAT

All consideration expressed to be payable under this Indenture, the Notes or the Guarantees by any party thereto to the Trustee or any Holder of the Notes shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by any Trustee or any Holder of the Notes in connection with this Indenture, the Notes or the Guarantees, that party shall pay to the Trustee or any Holder of the Notes, as applicable, (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

Section 13.15                          Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors.  All agreements of the Trustee in this Indenture will bind its successors.  All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05.

Section 13.16                          Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.17                          Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.18                          Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

(Signature Page Follows.)

SIGNATURES

Dated as of November 24, 2004

INMARSAT FINANCE II PLC

	By:	/s/ ALISON HORROCKS
Name: Alison Horrocks
Title: Company Secretary

INMARSAT HOLDINGS LIMITED

	By:	/s/ ALISON HORROCKS
Name: Alison Horrocks
Title: Company Secretary

THE BANK OF NEW YORK, as Trustee

	By:	/s/ DANIEL WYNNE
Name: Daniel Wynne
Title: Vice President